Execution Version

CUSIP Numbers:    G8842HAB6
XAG8842HAB69

UNSECURED REVOLVING CREDIT AND LETTER OF CREDIT FACILITY AGREEMENT

dated as of
July 31, 2018
among
THIRD POINT REINSURANCE LTD.,
THIRD POINT REINSURANCE COMPANY LTD.,
THIRD POINT REINSURANCE (USA) LTD.,
The Lenders Party Hereto,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Left Lead Arranger and Left Bookrunner

EA MARKETS,
as Financial Advisor and Arranger

RBC CAPITAL MARKETS
and

ING BANK N.V. LONDON BRANCH,
as Joint Lead Arrangers and Joint Bookrunners
--------
SUNTRUST BANK,
as Administrative Agent and an LC Issuer,

and
ROYAL BANK OF CANADA,
as Syndication Agent
and
ING BANK N.V. LONDON BRANCH,
as Documentation Agent

	ARTICLE VIII

The Agents		79
SECTION 8.01.	Appointment	79
SECTION 8.02.	Agents in their Individual Capacities	79
SECTION 8.03.	Exculpatory Provisions	79
SECTION 8.04.	Reliance	80
SECTION 8.05.	Delegation of Duties	80
SECTION 8.06.	Resignation	80
SECTION 8.07.	Non-Reliance	81
SECTION 8.08.	Syndication Agent, Documentation Agent, Financial Advisor and Arranger, the Left Lead Arranger and Left Bookrunner and Joint Lead Arrangers and Joint Bookrunners	81
SECTION 8.09.	The Administrative Agent May File Proofs of Claim.	81

	ARTICLE IX

Company Guaranty		82
SECTION 9.01.	The Company Guaranty	82
SECTION 9.02.	Bankruptcy	83
SECTION 9.03.	Nature of Liability	83
SECTION 9.04.	Independent Obligation	83
SECTION 9.05.	Authorization	83
SECTION 9.06.	Reliance	84
SECTION 9.07.	Subordination	84
SECTION 9.08.	Waiver	84
SECTION 9.09.	Maximum Liability	85

	ARTICLE X

Miscellaneous		85
SECTION 10.01.	Notices	85
SECTION 10.02.	Waivers; Amendments	87
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	88
SECTION 10.04.	Successors and Assigns	89
SECTION 10.05.	Survival	93
SECTION 10.06.	Counterparts; Integration; Effectiveness	93
SECTION 10.07.	Severability	94
SECTION 10.08.	Right of Setoff	94
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	94
SECTION 10.10.	Waiver of Jury Trial	95

SCHEDULES:
Commitment Schedule
Schedule 3.12 -- Subsidiaries
Schedule 3.13 -- Capitalization
Schedule 3.14 -- Existing Indebtedness
Schedule 6.03 -- Existing Liens
Schedule 6.09 -- Existing Affiliate Transactions
Schedule 6.12 -- Existing Intercompany Agreements and Arrangements
Schedule 6.16 -- Existing Investments

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Request
Exhibit C -- [Reserved]
Exhibit D -- Form of Note
Exhibit E -- Form of Interest Election Request
Exhibit F -- Form of Letter of Credit Request
Exhibit G-1 -- Form of Officer’s Certificate
Exhibit G-2 -- Form of Officer’s Certificate
Exhibit G-3 -- Form of Officer’s Certificate
Exhibit H -- Form of Several Letter of Credit
Exhibit I-1 -- Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)
Exhibit I-2 -- Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships)
Exhibit I-3 -- Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships)
Exhibit I-4 -- Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)
Exhibit J -- Form of Limited Fronting Lender Agreement

v

UNSECURED REVOLVING CREDIT AND LETTER OF CREDIT FACILITY AGREEMENT dated as of July 31, 2018 among THIRD POINT REINSURANCE LTD., a company incorporated and organized under the laws of Bermuda (the “Company”), THIRD POINT REINSURANCE COMPANY LTD., a company incorporated and organized under the laws of Bermuda (“Third Point Reinsurance”), Third Point Reinsurance (USA) Ltd., a company incorporated and organized under the laws of Bermuda (“Third Point USA”, and together with Third Point Reinsurance, collectively, the “Account Parties”, and each, an “Account Party”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), and SUNTRUST BANK, as Administrative Agent and an LC Issuer. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1.01 are used herein as so defined.
The parties hereto hereby agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account Parties” has the meaning provided in the first paragraph of this Agreement.
“Acquired Indebtedness” means Indebtedness of the Company or a Subsidiary acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted LIBO Rate” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 1.00% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental or special reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, if the Adjusted LIBO Rate is less than zero percent (0%), such rate shall be deemed to be zero percent (0%).
“Administrative Agent” means SunTrust Bank (and each person appointed as a successor thereto pursuant to Article VIII), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person at any date, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified as of such date.
“Agent Parties” has the meaning assigned to such term in Section 10.01(c).
“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Issuing Agent.
“Agreement” means this Unsecured Revolving Credit and Letter of Credit Facility Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Alternate Base Rate” means, for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Effective Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, as applicable.
“A.M. Best” means A.M. Best Company, Inc. and/or its successors.
“A.M. Best Rating” means the financial strength rating published by A.M. Best from time to time.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2016 of Bermuda and laws, rules, and regulations of any other jurisdiction that may be applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, registered, or otherwise qualified, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Account Parties as the office by which its Loans of such Type are to be made and maintained.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried to the ninth decimal place) of the Total Commitment represented by such Lender’s Commitment at such time; provided that, when a Defaulting Lender and/or, solely with respect to the issuance of Several Letters of Credit, a Non-NAIC Lender shall exist, such Defaulting Lender’s and/ or Non-NAIC Lender’s Commitment shall be disregarded for all purposes in any such calculation. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, on any date, with respect to the Commitment Fee, the Eurodollar Loans, the ABR Loans or the Letter of Credit Fee, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee Rate”, “Eurodollar Spread”, “ABR Spread” or “Letter of Credit Fee”, as the case may be, based upon the A.M. Best Rating of the Account Parties applicable on such date:

Category	A.M Best Rating	Applicable Commitment Fee Rate	Eurodollar Spread	ABR Spread	Letter of Credit Fee

Category 1	A+ or better	0.10%	1.00%	0.00%	1.00%
Category 2	A	0.15%	1.25%	0.25%	1.25%
Category 3	A-	0.20%	1.50%	0.50%	1.50%
Category 4	B++ or lower	0.25%	1.75%	0.75%	1.75%

For purposes of the foregoing, (i) if the A.M. Best Ratings for the Account Parties are not the same, then the “Applicable Rate” shall be based upon the A.M. Best Rating that is the lower of the A.M. Best Ratings then in effect; (ii) if A.M. Best shall not have in effect the A.M. Best Ratings (other than due to a Cessation Event as defined below), then the A.M. Best Ratings shall be deemed to be Category 4; and (iii) if the ratings established or deemed to have been established by A.M. Best shall be changed, such change shall be effective as of the date on which it is first publicly announced by A.M Best, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of A.M. Best shall cease to be in the business of rating insurers, issuers, or financial obligations (such cessation, a “Cessation Event”), the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the A.M. Best Ratings most recently in effect prior to such change or cessation.
“Approved Fund” has the meaning provided in Section 10.04(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Secretary, or the Chief Financial Officer or Finance Director of such Person or any other officer of such Person duly authorized by such Person to act on behalf of such Person hereunder.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Basel III” means: (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (B) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.18.
“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York or Hamilton, Bermuda, a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.
“Capital Markets Product” means, as to any Person, any security, commodity, derivative transaction or other financial or similar product purchased, sold or entered into by such Person for the purpose of a third-party undertaking or assuming one or more risks otherwise assumed by such Person or entered into by such Person for the purpose of managing one or more risks otherwise assumed by such Person or other agreements or arrangements entered into by such Person designed to transfer credit risk from one party to another, including (i) any structured insurance product, catastrophe bond, rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity hedge, equity or equity index swap, equity or equity index option, bond option, interest rate option or hedge, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or swap transaction, credit protection transaction, credit swap, credit default swap (including single default, single-name, basket and first-to-default swaps), credit default option, equity default swap, total return swap, credit-linked notes, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sellback transaction, securities lending transaction, weather index transaction, emissions allowance transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) any transaction which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets, (iii) any combination of the transactions referred to in clauses (i) and (ii) above and (iv) any master agreement relating to any of the transactions referred to in clauses (i), (ii) or (iii) above.
“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in “money market funds” within the meaning of Rule 2a‑7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives in connection therewith and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, CRD IV or CRR, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) any Account Party ceasing to be a Wholly-Owned Subsidiary of the Company, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any two or more Persons acting in concert (other than any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) of Equity Interests representing more than 50% of the aggregate ordinary voting power of the Company, or (c) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Company or (iii) approved by the board of directors of the Company as director candidates prior to their election.
For purposes of clause (b) above “acting in concert” means, a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.
“Charges” has the meaning provided in Section 10.13.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral Account” has the meaning provided in Section 2.10.
“Commitment” means, with respect to each Lender, at any time, the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be reduced or increased pursuant to Sections 2.09, 2.14 or 10.04. As of the Effective Date, the aggregate Commitments of all Lenders hereunder is $200,000,000.

“Commitment Expiration Date” means July 30, 2019.
“Commitment Fee” has the meaning provided in Section 2.11(a).
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Communications” has the meaning assigned to such term in Section 10.01(d).
“Company” has the meaning provided in the first paragraph of this Agreement.
“Company Guaranty” means the guaranty of the Company provided in Article IX.
“Conditional Termination Notice” has the meaning provided in Section 2.09(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP; provided, that, notwithstanding anything to the contrary herein, for the period from the Effective Date through and including November 30, 2018, Consolidated Indebtedness shall not include any Indebtedness included under the headings “Securities sold, not yet purchased”, “Securities sold under an agreement to repurchase”, “Due to brokers”, and “Derivative liabilities”, in each case, as set forth in the consolidated balance sheet of the Company and its subsidiaries. For the avoidance of doubt, “Consolidated Indebtedness” shall not include obligations (contingent or otherwise) in respect of undrawn letters of credit.
“Consolidated Net Worth” means, as of any date of determination, the Net Worth of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries including for the avoidance of doubt the aggregate principal amount of all outstanding preferred (including without limitation trust preferred) or preference securities or Hybrid Capital of the Company and its Subsidiaries, provided that the aggregate outstanding amount of such preferred or preference securities or Hybrid Capital of the Company and its Subsidiaries shall only be included in Consolidated Net Worth to the extent such amount would be included in a determination of the Net Worth of the Company and its Subsidiaries in accordance with GAAP.
“Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth at such time.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power (i) to vote 10% or more of the voting power of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
“Credit Documents” means this Agreement and each Limited Fronting Lender Agreement.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit (or any increase of the Stated Amount thereof).
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and the Dollar amount of its Applicable Percentage of the Letter of Credit Outstandings at such time.
“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of Lenders, moratorium, rearrangement, receivership, insolvency, reorganization, rehabilitation or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its obligations in respect of Letters of Credit (including its participations in Fronted Letters of Credit) or (iii) pay over to the Administrative Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular unmet condition or default, if any) has not been satisfied, (b) has notified the Company, the Administrative Agent, and LC Issuer or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular unmet condition or default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and obligations in respect of then outstanding Letters of Credit (including its participations in outstanding Fronted Letters of Credit) under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Company’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Company, (d) has become the subject of a proceeding under any Debtor Relief Law, (e) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (f) has become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dispositions” has the meaning provided in Section 6.02.
“Dividends” has the meaning provided in Section 6.08.
“Documentation Agent” means ING Bank N.V. London Branch in its capacity as documentation agent for the credit facility evidenced by this Agreement.
“Dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning provided in Section 4.01.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of, or exposure to, any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d)  release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing but, solely for the purposes of Section 3.04, in each of (a) through (e) excluding liabilities arising out of Capital Markets Products and insurance and reinsurance contracts, agreements and arrangements in each case entered into in the ordinary course of business and not for speculative purposes.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided that “Equity Interests” shall not include Indebtedness for borrowed money which is convertible into Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company or any Subsidiary under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.
“ERISA Event” means: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to an Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan; (d) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (e) a failure by the Company, any Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (f) the failure to make a required contribution to any Plan under Section 412 of the Code, that would reasonably be expected to result in the imposition of an encumbrance or a filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance, with respect to any Plan or Multiemployer Plan, or the arising of such a lien or encumbrance; (g) the complete or partial withdrawal of the Company, any Subsidiary or any ERISA Affiliate from any Plan or a Multiemployer Plan; (h) a withdrawal by the Company, any Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (i) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (j) the Company, any Subsidiary or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (k) the receipt by the Company, a Subsidiary or any of ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical" status within the meaning of Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning provided in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, the Issuing Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Account Party hereunder or under any of the other Credit Documents, (a) Taxes imposed on (or measured by) its net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by any jurisdiction (or political subdivision thereof) in or under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by such Account Party under Section 2.14(b)), any withholding Tax that is imposed by the United States of America or Bermuda on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Account Party with respect to such withholding Tax pursuant to Section 2.12(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.12(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Letter of Credit Facilities” means, collectively, (a) the Standby Letter of Credit Facility Agreement, dated August 26, 2016 by and between Third Point USA and Lloyds Bank plc, including the Continuing Agreement for Standby Letters of Credit, dated August 26, 2016 by and between Third Point USA and Lloyds Bank plc, and each letter of credit issued thereunder and each other document and agreement delivered in connection therewith, (b) that certain Master Agreement for Issuance of Payment Instruments, dated December 18, 2015, between Third Point USA and Citibank Europe plc and each letter of credit issued thereunder and each other document and agreement delivered in connection therewith, (c) that certain Standby Letter of Credit Facility Agreement, dated August 26, 2016 by and between Third Point Reinsurance and Lloyds Bank plc, including the Continuing Agreement for Standby Letters of Credit, dated August 26, 2016 by and between Third Point Reinsurance and Lloyds Bank plc, and each letter of credit issued thereunder and each other document and agreement delivered in connection therewith and (d) that certain Insurance Letters of Credit – Master Agreement, dated as of January 23, 2012, between Citibank, N.A., London Branch and Third Point Reinsurance and each letter of credit issued thereunder and each other document and agreement delivered in connection therewith, in each case, as amended and extended from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate or, if such rate is not so published for any Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day on such transactions received by the Administrative

Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Advisor and Arranger” means EA Markets LLC.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Foreign Lender” means any Lender that is resident for tax purposes or organized under the laws of a jurisdiction other than (i) Bermuda, or (ii) the United States of America, any State thereof or the District of Columbia; provided, however, that with respect to an Account Party that is a U.S. Person, a Lender that is resident for tax purposes or organized under the laws of Bermuda shall be considered a Foreign Lender.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“FRBNY” means the Federal Reserve Bank of New York.
“Fronted Letter of Credit” has the meaning provided in Section 2.02(a).
“Fronted Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Applicable Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Fronted Letters of Credit plus (ii) the aggregate amount of all outstanding Reimbursement Obligations in respect of Fronted Letters of Credit at such time.
“Fronted Unpaid Drawing” has the meaning provided in clause (y) of Section 2.05(a).
“Fronting Arrangement” means an agreement or other arrangement by a Regulated Insurance Company pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Regulated Insurance Company and such Regulated Insurance Company assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.
“Fronting Lender” means, with respect to each Fronted Letter of Credit, SunTrust Bank to the extent it has expressly agreed in writing in its sole discretion to issue such Fronted Letter of Credit pursuant to Section 2.02.
“Fronting Participant” has the meaning provided in Section 2.02(b).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means any government, agency, authority, instrumentality, regulatory body, court, arbitrator, tribunal, department, commission, board, bureau, central bank or other entity or body, or sub-division thereof, exercising executive, legislative, judicial, quasi-judicial, taxing, regulatory or administrative other government powers or functions of or pertaining to government, whether federal, state, local, municipal, domestic, foreign or other. For the avoidance of doubt, “Governmental Authority” includes any Applicable Insurance Regulatory Authority.
“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements (including any Liens with respect thereto). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guaranteed Creditors” means and includes each of the Administrative Agent, the Lenders and each LC Issuer.
“Guaranteed Obligations” means the principal of and interest on the Loans, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or other applicable similar laws, would become due), liabilities and indebtedness owing by each Account Party to the Guaranteed Creditors under this Agreement (including indemnities, fees and interest thereon (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and the due performance and compliance by each Account Party with all of the terms, conditions and agreements contained in this Agreement applicable to such Account Party.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hybrid Capital” means any security that is accorded equity treatment under the procedures and guidelines of S&P or Moody’s at the time of issuance thereof.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable deferred compensation and any purchase price adjustment, earnout, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such Person under transactions in Capital Markets Products, (i) the liquidation value of all preferred Equity Interests of such Person that are either mandatorily redeemable or redeemable at the option of the holder thereof, in each case prior to the date that is 90 days after the Commitment Expiration Date and (j) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; provided that, Indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or Hybrid Capital, in each case issued by the Company, to the extent such preferred or preference securities or Hybrid Capital would be treated as equity issued by the Company under the applicable procedures and guidelines of S&P as of the date hereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and Guarantees of Regulated Insurance Companies with respect to Policies, (x) obligations and Guarantees with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (y) Reinsurance Agreements and Fronting Arrangements and Guarantees thereof entered into by any Regulated Insurance Company in the ordinary course of business. The amount of any Indebtedness issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.
“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Account Party under this Agreement.
“Indemnitee” has the meaning provided in Section 10.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 10.04(b).
“Information” has the meaning provided in Section 10.12.
“Insurance Business” means one or more aspects of the business of marketing, selling, issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.
“Insurance Contract” means any Policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.

“Insurance Licenses” means the licenses, registrations (including licenses, registrations or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held by any Regulated Insurance Company.
“Intellectual Property” has the meaning provided in Section 3.18(b).
“Interest Election Request” has the meaning provided in Section 2.20(b).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable to such Borrowing.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week, two weeks or one, two, three or six months (or, if available to each Lender affected, twelve months with the consent of all affected Lenders) thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, (a) any purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the securities of any other Person, (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person and (c) any loan, advance or capital contribution by the Company or any of its Subsidiaries to any other Person or guarantee. For the purposes of Section 6.16, the amount of any Investment outstanding at any time shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment), and in the case of Investments in the form of guarantee, the amount of such Investment shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as reasonably determined in good faith by a financial officer of the Company.
“Issuing Agent” means SunTrust Bank in its capacity as Issuing Agent with respect to Several Letters of Credit pursuant to Section 2.01.

“Joint Lead Arrangers and Joint Bookrunners” means, collectively, RBC Capital Markets and ING Bank N.V. London Branch.
“LC Issuer” means each of the Issuing Agent and the Fronting Lender.
“Left Lead Arranger and Left Bookrunner” means SunTrust Robinson Humphrey, Inc.
“Legal Requirements” means all applicable laws, rules and regulations and interpretations thereof made by any Governmental Authority having jurisdiction over the Company or a Subsidiary.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” has the meaning provided in the first paragraph of this Agreement. As the context requires, “Lenders” shall include each Limited Fronting Lender.
“Letter of Credit Exposure” means, at any time for each Lender, the sum of such Lender’s Fronted Letter of Credit Exposure and Several Letter of Credit Exposure at such time.
“Letter of Credit Fee” has the meaning provided in Section 2.11(c).
“Letter of Credit Outstandings” means, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Several Letters of Credit, (ii) the aggregate Stated Amount of all outstanding Fronted Letters of Credit and (iii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
“Letter of Credit Request” has the meaning provided in Section 2.04(a).
“Letter of Credit Supportable Obligations” means the obligations of the Account Parties related to insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations.
“Letters of Credit” means the Several Letters of Credit and the Fronted Letters of Credit.
“Leverage Ratio” means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Fronting Lender” means any Lender, to the extent that such Person agrees (in its sole and absolute discretion) to be an issuer with respect to any Non-NAIC Approved Bank’s Applicable Percentage of Several Letters of Credit outstanding and/or issued during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank, all pursuant to a Limited Fronting Lender Agreement.
“Limited Fronting Lender Agreement” has the meaning provided in Section 2.01(e).

“Loan” has the meaning provided in Section 2.16.
“Loan Exposure” means, at any time, the aggregate principal amount of all Loans then outstanding.
“Loan Sublimit” means at any time, the lesser of (x) $0 and (y) the remaining unused Total Commitments.
“Margin Stock” has the meaning provided in Regulation U.
“Material Adverse Effect” means any material adverse condition or any material adverse change in or affecting (x) the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) the rights and remedies of the Lenders or the ability of the Company and each other Account Party, taken as a whole, to perform their respective obligations to the Lenders under this Agreement.
“Maximum Rate” has the meaning provided in Section 10.13.
“Minimum Consolidated Net Worth Amount” means, at any time, an amount which initially shall be equal to $1,114,228,000, and which amount shall be increased as follows: (i) immediately following the last day of each fiscal quarter (commencing with the fiscal quarter ended September 30, 2018 by an amount (if positive) equal to 25% of the Net Income for such fiscal quarter and (ii) by 25% of the aggregate increases in the consolidated shareholders’ equity of the Company during such fiscal quarter by reason of the issuance and sale of common Equity Interests of the Company, including upon any conversion of debt securities of the Company into such Equity Interests.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries or any ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Approved Bank” means (a) any bank listed on the most current “List of Qualified U.S. Financial Institutions” maintained by the Securities Valuation Office of the NAIC as issuers of letters of credit for which reinsurance reserve credit can be given (the “NAIC Bank List”) or (b) any Lender as to which its confirming bank is a bank or financial institution listed on the NAIC Bank List.
“NAIC Bank List” has the meaning given to such term in the definition of “NAIC Approved Bank”.
“Net Income” shall mean, for any period, an amount equal to the net income of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.
“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding  any treasury stock and (b) the amount of the effects of Financial Accounting Statement No. 115.
“Non-NAIC Approved Bank” means, at any time, any Lender that is not an NAIC Approved Bank.
“Non-NAIC Lender” has the meaning provided in Section 2.01(e)(i).
“Non-Pro Rata Issuance Election” means an election by the Company to have a Several Letter of Credit issued, renewed, extended or amended on an adjusted pro rata basis in accordance with the definition of “Applicable Percentage”, as more fully described in Section 2.01(e)(v).
“Notice of Non-Extension” has the meaning provided in Section 2.07.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to the Administrative Agent, the Issuing Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Account Party hereunder or under any of the other Credit Documents, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned any Loan or an interest in any obligation of any Account Party under this Agreement).
“Other Taxes” means any and all present or future stamp, registration, court or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or performance under, or otherwise in connection with this Agreement other than any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).
“Participant” has the meaning provided in Section 10.04(c).
“Participant Register” has the meaning provided in Section 10.04(c).
“Participating Issuer” means, from time to time with respect to each Several Letter of Credit, each Non-NAIC Approved Bank for whose Applicable Percentage a Limited Fronting Lender has agreed to be liable as an issuer.
“Patriot Act” has the meaning provided in Section 10.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Investments” shall mean:
(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances, loans or extensions of trade credit made in the ordinary course of business,
(d)    Investments existing or owned by the Company or any of its Subsidiaries on the Effective Date and set forth on Schedule 6.16,
(e)    Investments consisting of (i) guarantees permitted under the definition of Permitted Subsidiary Indebtedness and (ii) guarantees, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business,
(f)    Investments (including intercompany Loans made pursuant to clause (c) of the definition of “Permitted Subsidiary Indebtedness”) by the Company in any Subsidiary or any Subsidiary in another Subsidiary.
(g)    any Investment acquired by the Company or any Subsidiary: (a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business; (b) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); (c) in satisfaction of judgments against other Persons; or (d) as a result of a foreclosure by the Company or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default,
(h)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
(i)    Investments consisting of Acquisitions consistent with Section 6.01; provided that immediately prior to and after giving effect to such Investment (i) no Default or Event of Default shall have occurred and be continuing, (ii) such Investment has been duly authorized by (A) the board of directors of the Company (to the extent such approval is required by the Company’s constituent documents) and (B) such Person to be acquired prior to the commencement of any tender offer, proxy contest or the like in respect thereof, if applicable, and (iii) such Investment would not reasonably be expected to result in the financial strength rating of the Account Parties to fall below B++ from A.M. Best.
(j)    Investments held by a Person acquired pursuant to the preceding clause (i) to the extent that such Investments were not made in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition,
(k)    Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business,
(l)    obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in this Agreement,

(m)    to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a disposition or an acquisition,
(n)    Investments constituting non-cash consideration received in connection with any disposition,
(o)    loans and advances to employees, directors, officers, managers, distributors and consultants for customary business-related travel expenses, moving expenses, entertainment expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business,
(p)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business,
(q)    Investments (other than Acquisitions) made in accordance with the investment policy approved by the board of directors of the Company from time to time, and
(r)    additional Investments which shall not exceed $25,000,000 at any time outstanding.
“Permitted Subsidiary Indebtedness” means:
(a)    Indebtedness of any Subsidiary of the Company under this Agreement or existing on the date hereof and listed on Schedule 3.14 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses);
(b)    Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with any Capital Markets Product that are not entered into for speculative purposes;
(c)    Indebtedness owed (i) by any Account Party to another Account Party or to the Company; (ii) by any Account Party to another Subsidiary of the Company (other than an Account Party) (provided that such Indebtedness shall be subordinated to the obligations under this Agreement in a manner reasonably satisfactory to the Administrative Agent); and (iii) by any Subsidiary that is not an Account Party to an Account Party, to the Company or to another Subsidiary that is not an Account Party;
(d)    Indebtedness of any Subsidiary of the Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any Subsidiary of the Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000 at any time outstanding;
(e)    Indebtedness of any Subsidiary of the Company in respect of unsecured letters of credit issued to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Company, in each case in the ordinary course of business;

(f)    Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
(g)    Indebtedness of the Account Parties under any secured letter of credit facility; provided, that the aggregate stated amount of letters of credit issued and outstanding and related reimbursement obligations outstanding under all such secured letter of credit facilities at any time shall not exceed $250,000,000;
(h)    Indebtedness representing installment insurance premiums owing by the Company or any Subsidiary in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Company or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Company or any Subsidiary in connection with performing its Insurance Business or managing risk in respect thereof);
(i)    Acquired Indebtedness of Subsidiaries in an aggregate principal amount not exceeding $100,000,000, at any time outstanding;
(j)    without duplication, additional Indebtedness of Subsidiaries of the Company not otherwise permitted under clauses (a) through (i) or (k) through (n) of this definition which, when added to the aggregate amount of all Liens (other than with respect to Indebtedness incurred pursuant to this clause (j)) incurred by the Company pursuant to Section 6.03(r), shall not exceed at any time outstanding 5.00% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (j); provided that immediately after giving effect (including pro forma effect) to the incurrence of any Indebtedness pursuant to this clause (j), no Event of Default shall have occurred and be continuing;
(k)    Indebtedness arising from Guarantees made by any Subsidiary of the Company of the type described in the definition hereof;
(l)    unsecured Indebtedness of any Account Party (other than letters of credit), provided, that such Indebtedness does not contain representations and warranties, covenants and events of default that are materially more restrictive than those in this Agreement;
(m)    Subordinated Indebtedness of any Account Party; and
(n)    until November 30, 2018, Indebtedness that would be included under any of the headings “Securities sold, not yet purchased”, “Securities sold under an agreement to repurchase”, “Due to brokers”, and “Derivative liabilities”, in each case, in the consolidated balance sheet of the Company and its subsidiaries in accordance with GAAP.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any of its Subsidiaries or any of their ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Company, any of its Subsidiaries or any of their ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders and amendments to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance, reinsurance or retrocession agreements entered into or to be entered into by any Regulated Insurance Company.
“Prime Rate” has the meaning provided in the definition of “Alternate Base Rate”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Register” has the meaning provided in Section 10.04(b)(iv).
“Regulated Insurance Company” means any Subsidiary of the Company, whether now owned or hereafter formed, acquired, or otherwise owned, that is licensed, registered, certified, admitted or otherwise authorized to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by or otherwise under the jurisdiction of any Applicable Insurance Regulatory Authority.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Obligations” means the obligations of the Account Parties to reimburse the applicable LC Issuers for any payment made by such LC Issuers under, or in respect of, any Letter of Credit, together with interest thereon payable as provided herein.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.
“Related Indemnified Person” of an Agent, Lender, Arranger, Bookrunner or Financial Advisor and Arranger means (1) any controlling Person or controlled Affiliate of such Person, (2) the respective directors, officers, or employees of such Person or any of its controlling Persons or controlled Affiliates and (3) the respective agents or representatives of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Person, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate, director, officer or employee in this definition pertains to a controlled Affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement and the credit facility evidenced by this Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Replaced Lender” has the meaning provided in Section 2.14(b).
“Replacement Lender” has the meaning provided in Section 2.14(b).
“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Required Lenders means Lenders whose aggregate Credit Exposures exceed 50% of the Loan Exposure and the aggregate amount of Letter of Credit Outstandings at such time; provided, further, that, so long as a Lender is a Defaulting Lender, the Commitments and the Credit Exposures of such Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided, further that, notwithstanding anything to the contrary, to the extent there are two or more Lenders under this Agreement that are not Defaulting Lenders, the consent of at least two unaffiliated Lenders that are not Defaulting Lender shall be required to constitute Required Lenders under this Agreement.
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.
“S&P” means S&P Global Ratings and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant and applicable sanctions authority, (b) any Person operating, located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant and applicable sanctions authority.
“SAP” means the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.
“SEC” means the Securities and Exchange Commission or any successor thereto.

“Service of Process Agent” means CT Corporation Systems, 111 Eighth Avenue, New York, New York 10011.
“Several Letter of Credit” has the meaning provided in Section 2.01(a).
“Several Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Applicable Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Several Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations in respect of Several Letters of Credit at such time.
“Several Unpaid Drawing” has the meaning provided in clause (x) of Section 2.05(a).
“Significant Insurance Subsidiary” means a Regulated Insurance Company which is also a Significant Subsidiary.
“Significant Subsidiary” means each Subsidiary of the Company that either (i) as of the end of the most recently completed fiscal year of the Company for which audited financial statements are available, has assets that exceed ten percent (10%) of the total consolidated assets of the Company and all of its Subsidiaries as of the last day of such period or (ii) for the most recently completed fiscal year of the Company for which audited financial statements are available, has revenues that exceed ten percent (10%) of the consolidated revenue of the Company and all of its Subsidiaries for such period; provided that, if at any time the aggregate amount of the total consolidated assets of the Company and all of its Subsidiaries or the consolidated revenue of the Company and all of its Subsidiaries attributable to Subsidiaries that are not Significant Subsidiaries exceeds fifteen percent (15%) of the total consolidated assets of the Company and all of its Subsidiaries as of the end of any such fiscal year or fifteen percent (15%) of the consolidated revenue of the Company and all of its Subsidiaries for any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Significant Subsidiaries.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the amount of the “present fair saleable value” of each of the business and assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of each of the business and assets of such Person is greater than the amount that will be required to be paid on or in respect of the probable “liability” on the existing debts and other “liabilities contingent or otherwise” of such Person, (c) the assets of such Person do not constitute unreasonably small capital for such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Person, taking into account the particular capital requirements of the business conducted by such Person and projected capital requirements and capital availability thereof, (d) such Person does not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person, and of amounts to be payable on or in respect of debt of such Person) and (e) such Person does not believe that final judgments against such Person in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and such Person believes that its cash flow, after taking into account all other anticipated uses of the cash of such Person (including the payments on or in respect of debt referred to in paragraph (d) of this definition), will at all times be sufficient to pay all such judgments promptly in accordance with their terms. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Stated Amount” means at, any time, the maximum amount available to be drawn under any Letter of Credit (regardless of whether any conditions for drawing could then be met).
“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year, the annual financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Company or any of its Subsidiaries that is subordinated in right and time of payment to the obligations under this Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.
“Subsidiary” means any subsidiary of the Company; provided, that, notwithstanding anything to the contrary herein, Third Point Enhanced LP and any other investment fund managed or advised by Third Point LLC and its successors and assigns shall not constitute a “Subsidiary” for purposes of this Agreement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Super-Majority Lenders” means at any time Lenders having at least 75% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Super-Majority Lenders means Lenders whose aggregate Credit Exposures equal or exceed 75% of the sum of (i) Loan Exposure and (ii) the aggregate amount of Letter of Credit Outstandings at such time.
“Syndication Agent” means Royal Bank of Canada, in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Commitment” means, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transaction” means the execution, delivery and performance by each Account Party of this Agreement, the borrowing of Loans by the Company and the use of proceeds thereof and the issuance of Letters of Credit for the account of any Account Party, in each case, on and after the Effective Date.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unpaid Drawings” means the Several Unpaid Drawings and the Fronted Unpaid Drawings.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(e)(ii)(B)(3).
“Wholly-Owned Subsidiary” of any Person means any subsidiary of such Person to the extent all of the capital stock or other ownership interests in such subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.02. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein to calculate compliance with Sections 6.10 and 6.11 shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Consolidated Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Consolidated Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

Letters of Credit; Loans
SECTION 2.01.    Several Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Account Party may request the Issuing Agent, at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date, to issue, on behalf of each Lender, for the account of such Account Party and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Account Party to any other Person, and subject to and upon the terms and conditions herein set forth, the Issuing Agent agrees to issue at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date one or more multi-bank irrevocable standby letters of credit denominated in Dollars and in the form of Exhibit H or such other form as may be approved by the Issuing Agent which approval shall not be unreasonably withheld or delayed in which each Lender, as an issuing bank thereunder, has several (but not joint) obligations in respect of a specified portion of the Stated Amount of such letter of credit (each such letter of credit, a “Several Letter of Credit” and, collectively, the “Several Letters of Credit”). Subject to the terms and conditions hereof and any other instruments and documents contemplated hereby, it is the intent of the parties hereto that all Letters of Credit shall be clean and irrevocable and otherwise in a form sufficient for the beneficiary cedent to take credit on its financial statements for reinsurance recoverables under applicable rules, laws and regulations.
(a)    Each Several Letter of Credit will be issued by the Issuing Agent on behalf of the Lenders and each Lender will participate in each Several Letter of Credit pro rata in accordance with its Applicable Percentage (subject to the provisions in this Agreement regarding Limited Fronting Lenders). The obligations of each Lender under and in respect of each Several Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Letter of Credit shall not affect the obligations of the respective Account Party toward any other party hereto nor shall any other such party be liable for the failure by such Lender to perform its obligations hereunder or under any Several Letter of Credit.
(b)    Each Several Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender and the Issuing Agent shall act under each Several Letter of Credit, and each Several Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender, to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Several Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit and (c) notify such Lender and such Account Party that a valid drawing has been made and the date that the related Several Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Several Unpaid Drawing under such Letter of Credit, and each Several Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Issuing Agent as its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Lender each Several Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Several Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Several Letter of Credit.
(c)    Each Lender represents and warrants that each Several Letter of Credit constitutes a legal, valid and binding obligation of such Lender enforceable in accordance with its terms, provided that the enforceability thereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(d)
(i)    Each Lender represents that on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), it is a NAIC Approved Bank. Each Lender agrees to use commercially reasonable efforts in order to, at all times, (x) be listed on the NAIC Bank List or (y) in the case of any Lender that is not on the Effective Date or that after the Effective Date ceases to be listed on the NAIC Bank List, maintain in effect an agreement substantially in the form of Exhibit J (such agreement, a “Limited Fronting Lender Agreement”) with a Person which is listed on the NAIC Bank List to act as a Limited Fronting Lender for such Lender in respect of its obligations under the Several Letters of Credit (which Person, prior to entering in such Limited Fronting Lender Agreement, shall be subject to the prior written consent of each of the Account Parties and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld); provided that if any Lender that is not listed (or ceases to be listed) on the NAIC Bank List fails to maintain a Limited Fronting Lender Agreement (each such Lender that fails to maintain a Limited Fronting Lender Agreement, a “Non-NAIC Lender”), then such Lender shall be subject to Section 2.14(b). If any Lender shall enter into a Limited Fronting Lender Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Account Parties and the Administrative Agent. In connection with the execution or termination of any Limited Fronting Lender Agreement, the Issuing Agent is authorized to amend or replace each outstanding Several Letter of Credit to add or remove the applicable Lender and Limited Fronting Lender, as the case may be. Each Lender shall promptly provide evidence to the Administrative Agent or the Account Parties of such Lender’s compliance with the requirements of this Section 2.01(e) upon request by the Administrative Agent or any Account Party.
(ii)    If at any time any Lender shall cease to be a NAIC Approved Bank, such Lender shall promptly notify the Account Parties and the Administrative Agent and forthwith comply with its obligations under this Section 2.01(e). Upon receipt of such notice, any Account Party may request to have a Limited Fronting Lender act as fronting bank for such Non-NAIC Approved Bank with respect to any Several Letter of Credit Exposure attributable to such Non-NAIC Approved Bank. A Limited Fronting Lender may, in its sole discretion, agree to act as a fronting bank with respect to such Several Letter of Credit Exposure, but has no obligation to do so.
(iii)    In the event a Lender agrees to act as a Limited Fronting Lender pursuant to Section 2.01(e), the Issuing Agent is authorized, upon any Account Party’s request, to amend or replace each outstanding Several Letter of Credit to remove the applicable Non-NAIC Approved Bank and add the applicable Limited Fronting Lender to reflect the application of this Section 2.01(e) and to issue new Several Letters of Credit reflecting the application of this Section 2.01(e); provided that, with respect to any issued and outstanding Several Letters of Credit at the time such Lender ceases to be a NAIC Approved Bank, no Limited Fronting Lender Agreement shall be effective until all such Several Letters of Credit are either amended or returned and reissued, in each case to give effect to such Limited Fronting Lender Agreement. With respect to any Several Letter of Credit as to which a Lender acts as a Limited Fronting Lender for a Non-NAIC Approved Bank, the applicable Limited Fronting Lender shall be deemed to have sold and transferred to such Non-NAIC Approved Bank, and such Non-NAIC Approved Bank shall be deemed irrevocably and unconditionally to have purchased and received from such Limited Fronting Lender, without recourse or warranty, an undivided interest and participation in such Non-NAIC Approved Bank’s Several Letter of Credit Exposure.

(iv)    No Non-NAIC Approved Bank shall be entitled to receive any Commitment Fee for any period during which that Lender is a Non-NAIC Approved Bank (and the Account Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to that Non-NAIC Approved Bank), in each case unless such Lender has in effect a Limited Fronting Lender Agreement with another Lender which is listed on the NAIC Bank List to act as a Limited Fronting Lender in accordance with this Section 2.01(e).
(v)    Notwithstanding anything to the contrary herein, at any time that a Lender is a Non-NAIC Lender, the Account Parties may request that Several Letters of Credit be issued or renewed, extended or amended, as applicable, by the Lenders on an adjusted pro rata basis that excludes the Commitment of the Non-NAIC Lender in accordance with the definition of “Applicable Percentage”; provided, that if the Account Parties elect to request Several Letters of Credit be issued, renewed, extended or amended on an adjusted pro rata basis in accordance with the definition of “Applicable Percentage”, (i) such issuance, renewal, extension or adjustment shall be made only to the extent that it would not cause the Credit Exposure owing to any Lender to exceed such Lender’s Commitment and (ii) thereafter, if the Company elects to request a Loan, such Loan shall be advanced as provided in Section 2.19(c).
(e)    In the event any Participating Issuer purchases a participation in the Letter(s) of Credit of the Limited Fronting Lender pursuant to Section 2.01(e), then, without any further action on the part of any party, the Limited Fronting Lender grants to such Participating Issuer, and such Participating Issuer hereby acquires from the Limited Fronting Lender, a participation in the Limited Fronting Lender’s Applicable Percentage of the relevant Letters of Credit attributable to such Participating Issuer for which the Limited Fronting Lender has agreed to act as a Limited Fronting Lender hereunder. Each Participating Issuer purchasing a participation hereunder acknowledges and agrees that its obligation to acquire such participations in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, such Participating Issuer hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Limited Fronting Lender an amount equal to the amount of each payment made by the Limited Fronting Lender in respect of the portion of such Letter of Credit in which such Participating Issuer holds a participation, promptly upon the request of the Limited Fronting Lender at any time from the time such payment is made until such payment is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason or at any time as may be set forth in the Limited Fronting Lender Agreement between the Limited Fronting Lender and such Participating Issuer. Such payment by such Participating Issuer shall be made for account of the Limited Fronting Lender without any offset, abatement, withholding or reduction whatsoever. To the extent that any Participating Issuer has made payments pursuant to this paragraph to reimburse the Limited Fronting Lender in respect of any participation interests purchased hereunder in respect of any Letter of Credit, promptly following receipt by the Administrative Agent of any payment from the Company or any other Account Party pursuant to Section 2.05 in respect of such Letter of Credit, the Administrative Agent shall distribute such payment to the Limited Fronting Lender and such Participating Issuer, in each case as their interests may appear. Any payment made by a Participating Issuer in respect of its participation pursuant to this paragraph to reimburse the Limited Fronting Lender for any payment made in any respect of any drawing under a Letter of Credit shall not relieve the Company or any other Account Party of its obligation to reimburse the amount of such drawing pursuant to the terms of this Agreement.

SECTION 2.02.    Fronted Letters of Credit. Subject to and upon the terms and conditions set forth herein, each Account Party may request that any Fronting Lender at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date issue for its own account a letter of credit denominated in Dollars for the account of such Account Party and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Account Party to any other Person, and in its sole discretion and subject to and upon the terms and conditions herein set forth, each Fronting Lender may agree to issue at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date one or more irrevocable standby letters of credit denominated in Dollars and in such form as may be approved by such Fronting Lender, which approval shall not be unreasonably withheld or delayed (each such letter of credit, a “Fronted Letter of Credit” and, collectively, the “Fronted Letters of Credit”). Subject to the terms and conditions hereof and any other instruments and documents contemplated hereby, it is the intent of the parties hereto that all Letters of Credit shall be clean and irrevocable and otherwise in a form sufficient for the beneficiary cedent to take credit on its financial statements for reinsurance recoverables under applicable rules, laws and regulations. Notwithstanding anything herein to the contrary, no Fronting Lender shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(a)    Immediately upon the issuance by any Fronting Lender of any Fronted Letter of Credit, such Fronting Lender shall be deemed to have sold and transferred to each Lender other than such Fronting Lender (each such Lender, in its capacity under this Section 2.02(b), a “Fronting Participant”), and each such Fronting Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Fronting Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Fronting Participant’s Applicable Percentage, in such Fronted Letter of Credit, each drawing made thereunder and the obligations of each Account Party under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Applicable Percentages of the Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Fronted Letters of Credit and Fronted Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.02 to reflect the new Applicable Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.
(b)    In the event that any Fronting Lender makes any payment under any Fronted Letter of Credit and the respective Account Party shall not have reimbursed such amount in full to such Fronting Lender pursuant to Section 2.05, such Fronting Lender shall promptly notify the Administrative Agent, which shall promptly notify each Fronting Participant, of such failure, and each Fronting Participant shall promptly and unconditionally pay to such Fronting Lender the amount of such Fronting Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds. If, prior to 11:00 a.m. (New York time) on any Business Day, the Administrative Agent so notifies any Fronting Participant required to fund a payment under a Fronted Letter of Credit, such Fronting Participant shall make available to such Fronting Lender in Dollars and in immediately available funds such Fronting Participant’s Applicable Percentage of the amount of such payment on such Business Day (or, if notice is given after 11:00 a.m. (New York time) on any Business Day, on the next Business Day). If and to the extent such Fronting Participant shall not have so made its Applicable Percentage of the amount of such payment available to such Fronting Lender, such Fronting Participant agrees to pay to such Fronting Lender, forthwith on demand, such amount, together with interest thereon, for each day from such date to but excluding the date such amount is paid to such Fronting Lender at the overnight Federal Funds Effective Rate. The failure of any Fronting Participant to make available to such Fronting Lender its Applicable Percentage of any payment under any Fronted Letter of Credit shall not relieve any other Fronting Participant of its obligation hereunder to make available to such Fronting Lender its Applicable Percentage of any payment on the date required, as specified above, but no Fronting Participant shall be responsible for the failure of any other Fronting Participant to make available to such Fronting Lender such other Fronting Participant’s Applicable Percentage of any such payment.
(c)    Whenever any Fronting Lender receives any payment by any Account Party as to which it has also received payments from the Fronting Participants pursuant to paragraph (c) above, such Fronting Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Fronting Participant which has paid its Applicable Percentage thereof, in Dollars and in immediately available funds, an amount equal to such Fronting Participant’s share (based upon the amount funded by such Fronting Participant to the aggregate amount funded by all Fronting Participants and retained by the Fronting Lender) of the principal amount of such payment and interest thereon accruing after the purchase of the respective participations.
(d)    The obligations of the Fronting Participants to make payments to each Fronting Lender with respect to Fronted Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any amendment, supplement or modification hereof;
(ii)    the existence of any claim, setoff, defense or other right which the Fronting Participant or any of its Affiliates may have at any time against a beneficiary named in a Fronted Letter of Credit, any transferee of any Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Fronting Lender, any Fronting Participant, any Lender, or any other Person, whether in connection with this Agreement, any Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Account Party or any of its Affiliates and the beneficiary named in any such Fronted Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement;
(v)    the occurrence of any Default or Event of Default; or
(vi)    any matter or event set forth in Section 2.05(b).
(e)    Upon the request of any Fronting Participant, each Fronting Lender shall furnish to such Fronting Participant copies of any Fronted Letter of Credit issued by it and such other documentation as may reasonably be requested by such Fronting Participant.

SECTION 2.03.    Conditions to the Issuance of all Letters of Credit. (a) Notwithstanding anything to the contrary set forth in this Article II, no LC Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such LC Issuer from issuing such Letter of Credit or any requirement of law applicable to such LC Issuer or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer or any Lender shall prohibit such LC Issuer or any Lenders refrain from, the issuance of letters of credit generally or the applicable type of letter of credit or shall impose upon such LC Issuer or any Lender with respect to the applicable type of letter of credit any restriction or reserve, capital or liquidity requirement (for which such LC Issuer or such LC Issuer or such Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such LC Issuer, as of the Effective Date;
(ii)    the conditions precedent set forth in Section 4.02 are not satisfied at that time; or
(iii)     such LC Issuer shall have received notice from any Account Party or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 2.03(b).
(b)    Notwithstanding anything to the contrary set forth in this Article II,
(i)    no Letter of Credit shall be issued at any time when the aggregate Credit Exposures of all Lenders taken together exceed (or would after giving effect to such issuance exceed) the Total Commitment at such time;
(ii)    no Letter of Credit shall be issued at any time when the Credit Exposure of any Lender would exceed such Lender’s Commitment at such time;
(iii)    no Fronted Letter of Credit shall be issued by a Fronting Lender at any time if the Letter of Credit Outstandings in respect of all Fronted Letters of Credit issued by such Fronting Lender exceed (or would after giving effect to such issuance exceed) $10,000,000;
(iv)    each Letter of Credit shall have an expiry date occurring not later than the earlier of (i) one year after such Letter of Credit’s date of issuance or (ii) one year following the Commitment Expiration Date; provided that any Letter of Credit with a one-year tenor may provide (subject to Section 2.07) for the extension thereof for additional one-year periods (which shall in no event extend beyond one year following the Commitment Expiration Date), unless the respective LC Issuer has delivered a Notice of Non-Extension, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be extended;
(v)    no LC Issuer will issue any Letter of Credit after it has received written notice from any Account Party or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); and

(vi)    the Issuing Agent shall not issue any Several Letter of Credit in respect of which there is a Limited Fronting Lender if the applicable Participating Issuer is a Defaulting Lender unless such Limited Fronting Lender has entered into arrangements satisfactory to it with the Company and/or such Defaulting Lender to eliminate such Limited Fronting Lender’s risk with respect to such Defaulting Lender in respect of each Several Letter of Credit hereunder in respect of which such Limited Fronting Lender acts as issuer for such Defaulting Lender’s Applicable Percentage of such Several Letter of Credit.
(c)    Subject to and on the terms and conditions set forth herein, each LC Issuer is hereby authorized by each Account Party and the Lenders to arrange for the issuance of any Letter of Credit pursuant to Section 2.01(a) or 2.02(a) and the amendment of any Letter of Credit pursuant to Section 2.08 and/or 10.02 by:
(i)    completing the commencement date and the expiry date of such Letter of Credit;
(ii)    (in the case of an amendment increasing or reducing the amount thereof) amending such Letter of Credit in such manner as such LC Issuer and the respective beneficiary may agree;
(iii)     in the case of Several Letters of Credit, completing such Letter of Credit with the participation of each Lender as allocated pursuant to the terms hereof (including the provisions hereof in respect of Limited Fronting Lenders); and
(iv)    in the case of Several Letters of Credit, executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit to the beneficiary of such Letter of Credit.
(d)    Unless otherwise expressly agreed by the LC Issuer and the applicable Account Party when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) each Account Party shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

SECTION 2.04.    Letter of Credit Requests. (a) Whenever an Account Party desires that a Letter of Credit be issued for its account, such Account Party shall give the Administrative Agent and the respective LC Issuer written or electronic notice (including by way of facsimile, e-mail or other electronic transmission) thereof prior to 12:00 Noon (New York time) at least (x) three Business Days in respect of Fronted Letters of Credit and (y) three Business Days in respect of Several Letters of Credit, in each case, prior to the proposed date of issuance (which shall be a Business Day), which notice shall be in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the respective LC Issuer customarily and generally requires in connection therewith.
(a)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Account Party and the Company that such Letter of Credit may be issued in accordance with, and it will not violate the requirements applicable to such Account Party and/or such Letter of Credit of, Section 2.01 or 2.02, as the case may be, and Section 2.03.
(b)    Upon its issuance of, or amendment to, any Letter of Credit, the respective LC Issuer shall promptly notify the respective Account Party and each Lender of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.
(c)    The Stated Amount of each Letter of Credit upon issuance shall be not less than $25,000.

SECTION 2.05.    Agreement to Repay Letter of Credit Drawings. (a) Each Account Party severally agrees to reimburse (x) each Lender, by making payment to the Administrative Agent in immediately available funds, for any payment or disbursement made by such Lender under any Several Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, a “Several Unpaid Drawing”) and (y) the Fronting Lender directly for any payment or disbursement made by such Fronting Lender under any Fronted Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, a “Fronted Unpaid Drawing”), in each case, with interest on the amount so paid or disbursed by such Lender, to the extent not reimbursed prior to 1:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Lender is reimbursed therefor at a rate per annum which shall be the Alternate Base Rate as in effect from time to time (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date on which the respective Account Party receives notice from the respective LC Issuer of such payment or disbursement).
(a)    Each Account Party’s obligation under this Section 2.05 to reimburse each Lender with respect to Unpaid Drawings of such Account Party (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Account Party may have or have had against such Lender, or any LC Issuer, including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Account Party shall be obligated to reimburse any Lender for any wrongful payment made by such Lender under a Letter of Credit as a result of acts or omissions constituting bad faith, willful misconduct or gross negligence on the part of such Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(b)    In determining whether to pay under any Letter of Credit, no LC Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of such LC Issuer’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment), shall not create for such LC Issuer any resulting liability to any Account Party or any of its Affiliates or any Lender.
SECTION 2.06.    Increased Costs. If a Change in Law shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement (including any insurance charge or other assessment) against letters of credit issued by or participated in, assets of, deposits with or for the account of, or credit extended by, such Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), or (ii) impose on such Lender or the London interbank market any other conditions directly or indirectly affecting this Agreement, any Letter of Credit or Loans made by such Lender, or (iii) subject the Administrative Agent, any LC Issuer or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing is to (A) increase the cost to the Administrative Agent, such LC Issuer or such Lender of (1) issuing, maintaining or participating in any Letter of Credit or (2) making or maintaining any Loan (or of maintaining its obligation to make any such Loan), (B) reduce the amount of any sum received or receivable by the Administrative Agent, such LC Issuer or such Lender hereunder (whether of principal, interest or otherwise) or (C) reduce the rate of return on its capital with respect to Letters of Credit and/or the Loans to a level below that which the Administrative Agent, such LC Issuer or such Lender would have achieved but for such Change in Law (and taking into consideration the Administrative Agent’s, such LC Issuer’s or such Lender’s policies with respect to capital adequacy and liquidity (or those of its holding company), as generally applied), then, upon written demand to the applicable Account Party by the Administrative Agent, such LC Issuer or such Lender (with a copy to the Administrative Agent), such Account Party shall pay promptly (but in any event within five (5) Business Days) to the Administrative Agent (on behalf of such LC Issuer or such Lender), such LC Issuer or such Lender such additional amount or amounts as will compensate the Administrative Agent, such LC Issuer or such Lender for such increased cost or reduction. A certificate submitted to the applicable Account Party by such Lender (with a copy to the Administrative Agent), setting forth (i) the basis, in reasonable detail, for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid and (ii) the basis, in reasonable detail, for the computation of such amount or amounts, which shall be consistently applied and shall be final and conclusive and binding on the applicable Account Party absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Account Party’s obligations to pay additional amounts pursuant to this Section 2.06 upon subsequent receipt of such certificate; provided that such certificate does not extend to information and detail that such Lender is not legally allowed to disclose, is confidential or price-sensitive in relation to listed shares or other instruments issued by such Lender or any of its Affiliates. Notwithstanding the foregoing, no Account Party shall be required to compensate any Lender pursuant to this Section 2.06 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies such Account Party of the applicable Change in Law; provided that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation under this Section 2.06, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans or issuing Letters of Credit hereunder if, in the sole judgment of such Lender, such designation (i) would eliminate or reduce amounts payable under this Section 2.06 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Account Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.
SECTION 2.07.    Letter of Credit Expiration and Extensions. Each Lender acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for additional one-year periods, without written amendment, unless (a) such extension would cause such Letter of Credit to remain outstanding on or after the one-year anniversary of the Commitment Expiration Date or (b) at least 30 days (or such other period required under or by any Legal Requirement or Applicable Insurance Regulatory Authority) prior to the expiration date of such Letter of Credit, notice is given by the respective LC Issuer in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date. The respective LC Issuer will give Notices of Non-Extension as to any or all outstanding Letters of Credit if requested to do so by the Required Lenders pursuant to Article VII. The respective LC Issuer will give Notices of Non-Extension as to all outstanding Letters of Credit (i) if the Commitment Expiration Date has occurred and (ii) on the date necessary to prevent the extension described in the foregoing clause (b). The respective LC Issuer will send a copy of each Notice of Non-Extension to the respective Account Party concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

SECTION 2.08.    Changes to Stated Amount. At any time when any Letter of Credit is outstanding, at the request of the respective Account Party, the Issuing Agent will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of such Letter of Credit be increased (x) to an amount which would cause the aggregate Credit Exposures of all Lenders taken together to exceed the Total Commitment at such time, (y) with respect to a Fronted Letter of Credit, without the prior written consent of the LC Issuer in respect of such Letter of Credit to an amount which would cause the Letter of Credit Outstandings in respect of all Fronted Letters of Credit issued by the Fronting Lender to exceed $10,000,000 or (z) to an amount which would cause the Credit Exposure of any Lender to exceed such Lender’s Commitment at such time, (ii) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 4.02 are not satisfied at such time and (iii) the Stated Amount of a Letter of Credit may not be increased at any time after the Commitment Expiration Date.
SECTION 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Total Commitment (and the Commitment of each Lender) shall terminate on the Commitment Expiration Date.
(a)    The Company may, without premium or penalty (but subject to break funding payments required by Section 2.25), at any time terminate, or from time to time reduce, the Total Commitment; provided that (i) each reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Total Commitment if, after giving effect to such termination or reduction and any concurrent prepayment of the Loans in accordance with Section 2.22, the aggregate Credit Exposures of all Lenders taken together would exceed the Total Commitment. Each such reduction shall be applied to the Commitments of the Lenders on a pro rata basis based on the amount of such Lenders’ respective Commitments.
(b)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other alternative financing or other transactions specified therein, in which case such notice may be revoked without penalty prior to the specified time if such condition is not satisfied (each such notice a “Conditional Termination Notice”). Any termination or reduction of the Total Commitment (or the Commitments of any Lender) shall be permanent. Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.    Mandatory Prepayment; Cash Collateralization. (a) If (i) as of the Commitment Expiration Date, any Letter of Credit may for any reason remain outstanding, (ii) at any time, the aggregate amount of all Letter of Credit Outstandings exceeds the Total Commitment as then in effect, (iii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Company and the other Account Parties to deposit in an account (which account may be a securities account with the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York) with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (any such account, a “Collateral Account”), amounts of cash and Cash Equivalents, to be held as security for each Account Party’s reimbursement obligations in respect of Letters of Credit then outstanding or (iv) an Event of Default set forth under Section 7.05 occurs and is continuing, then the Company shall, or shall cause one or more other Account Parties to, deposit in a Collateral Account on such date an amount of cash or Cash Equivalents to be held as additional security for the obligations of each of the Account Parties hereunder such that the amount of cash and Cash Equivalents in such Collateral Account applicable to each Account Party would equal the aggregate amount of all Letter of Credit Outstandings and other obligations in respect of Letters of Credit, or in the case of clause (ii) above, the excess referred to in such clause (ii). If at any time the Administrative Agent determines that any funds held in a Collateral Account pursuant to this Section 2.10(a) are subject to any right or claim of any Person other than the Agents (on behalf of the Lenders) or that the total amount of such funds is less than the aggregate amount of all Letter of Credit Outstandings and other obligations of the Account Parties hereunder, or in the case of clause (ii) above, the excess referred to in such clause (ii), the Company shall, or shall cause one or more Account Parties to, forthwith promptly upon demand (but in any event within five Business Days) by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in a Collateral Account as aforesaid, an amount equal to the excess of (a)  the aggregate amount of all Letter of Credit Outstandings and other obligations in respect of Letters of Credit of the Account Parties hereunder over (b) the total amount of cash and Cash Equivalents deposited in the Collateral Account as aforesaid that the Administrative Agent reasonably determines to be free and clear of any such right and claim, or in the case of clause (ii) above, the excess referred to in such clause (ii). With respect to any payment to an account required by clause (iii) of the first sentence of this Section 2.10(a), such payment shall (to the extent not applied to the applicable reimbursement obligations) be returned to the Company within three Business Days after the applicable Event of Default shall have been cured or waived.
(a)    The Company and the Account Parties hereby grant to the Administrative Agent, for the benefit of the LC Issuers and Lenders, a Lien upon and security interest in the Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of the Account Parties, and for application to the aggregate obligations under Letters of Credit, as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the LC Issuers and the Lenders and the Company and the Account Parties shall have no interest therein except as set forth in Section 2.10(c). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Company (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
(b)    In the event of a drawing, and subsequent payment by any LC Issuer, under any Letter of Credit at any time during which any amounts are held in the applicable Collateral Account, the Administrative Agent will deliver to such LC Issuer an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, the remaining amount in any Collateral Account). If the Account Parties are required to provide cash collateral pursuant hereto, such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to the Company, provided that after giving effect to such return (i) the aggregate Letter of Credit Exposure would not exceed the Total Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Account Parties are required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Account Parties within three Business Days after all Events of Default have been cured or waived.
(c)    If on any date the aggregate Credit Exposures exceed the Total Commitment as then in effect, the Company shall (i) first, prepay on such date the principal amount of outstanding Loans in amount equal to the lesser of (x) the amount of any such excess and (y) the principal amount of all outstanding Loans at such time and (ii) second, cash collateralize any remaining amount of such excess in the manner specified in clause (a) above.
(d)    If on any date the aggregate Loan Exposures exceed the Loan Sublimit, the Company shall prepay on such date the principal amount of outstanding Loans in amount equal to the lesser of (x) the amount of any such excess and (y) the principal amount of all outstanding Loans at such time.
(e)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Loans shall be repaid in full on the Commitment Expiration Date.
SECTION 2.11.    Fees. (a) Each Account Party jointly and severally agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate with respect to the Commitment Fee on the daily amount of the unutilized Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Expiration Date; provided that no Commitment Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Commitment Expiration Date, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(a)    (i) The Company agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the applicable Agent, and (ii) the Company agrees to pay to each Limited Fronting Lender a fee in the amounts and at the times separately agreed upon between the Company and such Limited Fronting Lender pursuant to the terms and conditions of the applicable Limited Fronting Lender Agreement.
(b)    Each Account Party severally agrees to pay to the Administrative Agent for pro rata distribution to each Lender (based on their respective Applicable Percentages), a fee in respect of each Letter of Credit issued for the account of such Account Party (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Rate with respect to the Letter of Credit Fee on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable in arrears on the last day of March, June, September and December of each year and upon the first day after the termination of the Total Commitment upon which no Letters of Credit remain outstanding. All Letter of Credit Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding anything to the contrary contained herein, during any period in which the Limited Fronting Lender acts as a confirming bank for any Non-NAIC Approved Bank pursuant to Section 2.01(e), the Letter of Credit Fee payable to such Non-NAIC Approved Bank shall be reduced by a percentage per annum to be agreed by the Limited Fronting Lender and such Non-NAIC Approved Bank as set forth in the applicable Limited Fronting Lender Agreement, and the Limited Fronting

Lender shall receive the amount of such reduction from the Account Party for its own account as a fronting fee.
(c)    Each Account Party severally agrees to pay to the Fronting Lender, for its own account, a fronting fee in respect of, and fees with respect to the issuance, amendment, renewal or extension of, or processing of drawings under, each Fronted Letter of Credit issued by the Fronting Lender for the account of such Account Party, in each case in amounts and on dates as shall have separately been agreed to by the Company and such Fronting Lender. Each Account Party severally agrees to pay to the Issuing Agent fees with respect to the issuance, amendment, renewal or extension of, and processing of drawings under, each Several Letter of Credit issued for the account of such Account Party, in each case in amounts and on dates as shall have separately been agreed to by the Company and the Issuing Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Persons entitled thereto as set forth above. Fees paid shall not be refundable under any circumstances. If any fee or other amount payable by any Account Party hereunder is not paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2% per annum.
(e)    Notwithstanding anything to the contrary in this Section 2.11, for so long as a Lender is a Defaulting Lender, no fees hereunder shall accrue or be payable to such Lender until such Lender ceases to be a Defaulting Lender.
SECTION 2.12.    Taxes. (a) Any and all payments by or on account of any obligation of any Account Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the withholding or deduction of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Account Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the applicable withholding agent shall make such withholding or deductions and (iii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.
(a)    In addition, the applicable Account Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    Each Account Party severally (and not jointly) agrees to indemnify the Administrative Agent, the Issuing Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such recipient and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (with reasonable detail) delivered to any Account Party by a Lender or by the Administrative Agent or the Issuing Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)    As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by any Account Party to a Governmental Authority, such Account Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the applicable Account Party and the Administrative Agent, at the time or times reasonably requested by such Account Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Account Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by an Account Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Account Party or the Administrative Agent as will enable the Account Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(e)(ii)(A) and (ii)(B) and 2.12(h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that the Account Party is the Company or a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to such Account Party and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Account Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed originals of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company or Account Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Account Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Account Party or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Account Party and the Administrative Agent in writing of its legal inability to do so.
(e)    If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Account Party or with respect to which such Account Party has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to such Account Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Account Party under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Account Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Account Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(f) in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.12(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to such Account Party or any other Person.
(f)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Account Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Account Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any of the other Credit Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any of the other Credit Documents or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(g).
(g)    If a payment made to a Lender under this Agreement or any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Account Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Account Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Account Party or the Administrative Agent as may be necessary for the Account Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    For purposes of this Section 2.12, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

SECTION 2.13.    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a) Each Account Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.06 or 2.12 or otherwise, except as expressly set forth in Section 2.05) prior to 12:00 noon (or, in the case of any prepayment or repayment in full of all outstanding Letters of Credit and/or all outstanding Loans, 2:00 p.m.), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim in Dollars. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 303 Peachtree Street, N.E., Atlanta, Georgia 30308 (or such other location as to which the Administrative Agent shall have given written notice to the Account Parties and the Lenders, except that payments pursuant to Sections 2.06, 2.12 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient its Applicable Percentage of such payment (or other applicable share provided under this Agreement) promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Unpaid Drawings, Loans or any fees payable pursuant to Section 2.11 resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such obligations then due and owed to such Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in such obligations of the respective Account Party or the Company, as the case may be, owed to such Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Account Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitment or Loans to any assignee or participant, other than to any Account Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Account Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Account Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Account Party in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the relevant Account Party prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Account Party will not make such payment, the Administrative Agent may assume that such Account Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the relevant Account Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.
SECTION 2.14.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender, LC Issuer or the Administrative Agent requests compensation under Section 2.06, or if each Account Party is required to pay any additional amount to any Lender, LC Issuer or the Administrative Agent or any Governmental Authority for the account of any Lender, LC Issuer or the Administrative Agent pursuant to Section 2.06 or Section 2.12, then such Lender, LC Issuer or the Administrative Agent shall use reasonable efforts to designate a different lending office for issuing or funding its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, LC Issuer or the Administrative Agent, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.06 or 2.12, as the case may be, in the future and (ii) would not subject such Lender, LC Issuer or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, LC Issuer or the Administrative Agent. Each Account Party hereby jointly and severally agrees to pay all reasonable costs and expenses incurred by any Lender, LC Issuer or the Administrative Agent in connection with any such designation or assignment.
(a)    If any Lender shall become a Defaulting Lender or a Non-NAIC Lender or requests compensation under Section 2.06, or if any Account Party is required to pay any additional amount to any Lender or LC Issuer or any Governmental Authority for the account of any Lender or LC Issuer pursuant to Section 2.06 or Section 2.12, then, in each case, the Company, at its sole expense and effort, shall have the right, if no Default or Event of Default then exists, to replace such Lender or LC Issuer (the “Replaced Lender”), with one or more Person or Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent at which time the Replaced Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to the Replacement Lender; provided that (i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment and Assumptions pursuant to Section 10.04(b) (and with all fees payable pursuant to said Section 10.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to (i) all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (ii) the principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.11; (ii) all obligations of each Account Party under this Agreement owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including all amounts owing to the Replaced Lender under Section 2.25 as a result of the assignment of its Loans under clause (i) above, shall be paid in full to such Replaced Lender concurrently with such replacement; (iii) no assignment pursuant to this Section 2.14 shall be effective until all of the then outstanding Several Letters of Credit are returned by each respective beneficiary to the Issuing Agent for cancellation in exchange for new or amended Several Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur); (iv) the Company shall have received the prior written consent of the Administrative Agent and each Fronting Lender, which consents shall not be unreasonably withheld or delayed; (v) such assignment will result in a reduction in such compensation or payments; and (vi) no Lender shall be required to become a Replaced Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and the return, and cancellation and exchange of each then outstanding Several Letter of Credit as provided above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate promissory note or notes executed by the Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender. For the avoidance of doubt, no Replaced Lender shall be required to execute, sign or deliver any document or assignment in order to be replaced in accordance with this Section 2.14.
SECTION 2.15.    [Reserved]
SECTION 2.16.    Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Commitment Expiration Date, to make a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Account Parties (on a joint and several basis) which Loans (i) may be made and maintained only in Dollars; (ii) may be repaid and reborrowed in accordance with the provisions hereof; (iii) except as hereinafter provided, may, at the option of any Account Party, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specified herein, consist of Loans of the same Type; (iv) shall not be made (and shall not be required to be made) by any Lender if the making of same would cause the aggregate Credit Exposures of all Lenders taken together (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Commitment as then in effect, (v) shall not be made (and shall not be required to be made) by any Lender if the making of same would cause the aggregate Loan Exposures of all Lenders taken together (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Loan Sublimit and (vi) shall not be made (and shall not be required to be made) by any Lender if the making of the same would cause the Credit Exposure of such Lender (after giving effect to the use of proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed such Lender’s Commitment as then in effect.

SECTION 2.17.    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.
(b)    Subject to Section 2.24, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Account Party may request in accordance herewith.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount of not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Loan Sublimit. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Account Parties shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Expiration Date.
SECTION 2.18.    Requests for Borrowings. To request a Borrowing, the applicable Account Party shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days prior to the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, two Business Days prior to the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery or facsimile or electronic mail to the Administrative Agent of a Borrowing Request in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent appropriately completed and signed by the applicable Account Party. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.17:
(i)    the principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Account Party’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing of Loans is specified, then such Borrowing of Loans shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Account Party shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s

Applicable Percentage (or other share as provided in this Agreement) of the Loan to be made as part of the requested Borrowing.
SECTION 2.19.    Funding of Borrowings.
(a)    Each Lender shall make each Loan on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Account Party by wire transfer of immediately available funds not later than 2:00 p.m., New York City time, to the account of such Account Party designated by it in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to 5:00 p.m., New York City time, one Business Day prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Account Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Account Party severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Account Party to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of an Account Party, the interest rate applicable to ABR Loans. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.19(b) shall be conclusive in the absence of manifest error. If an Account Party and such Lender shall pay such interest to the Administrative Agent for the same or any overlapping period, the Administrative Agent shall promptly remit to such Account Party the amount of such interest paid by such Account Party for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the applicable Account Party’s obligations to repay the Administrative Agent in accordance with the previous sentence shall cease to the extent such Lender has paid such amounts. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
(c)    In the event that an Account Party has made a Non-Pro Rata Issuance Election and thereafter any Account Party requests a Loan, notwithstanding anything to the contrary herein, such Loan shall, subject to the other terms and provisions hereof, be advanced, first, by those Non-NAIC Lenders that do not participate in the issuance, renewal, extension or amendment of one or more Several Letters of Credit as the result of such Non-Pro Rata Issuance Election until, after giving effect thereto, the Credit Exposure owing to the Lenders are held by the Lenders pro rata in accordance with their respective Commitments, and, second, by the Lenders (including such Non-NAIC Lender) pro rata in accordance with their Applicable Percentages, provided that, for the avoidance of doubt, the aggregate outstanding amount of the Credit Exposure of any Lender shall not exceed the Commitment of such Lender notwithstanding the provisions of this Section 2.19(c).

SECTION 2.20.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Account Party may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.20. Subject to the other provisions of this Section 2.20, an Account Party may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section (an “Interest Election Request”), the applicable Account Party shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.18 such Account Party were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery or facsimile or electronic mail to the Administrative Agent of an Interest Election Request in the form of Exhibit E, or such other form reasonably acceptable to the Administrative Agent, and signed by the Company.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.17:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term Interest Period.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Account Party shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the applicable Account Party fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one week. Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default is in existence, then, so long as an Event of

Default is in existence (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.21.    Repayment of Loans; Evidence of Debt.
(a)    The Account Parties hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of all Loans on the Commitment Expiration Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Account Parties to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Administrative Agent shall maintain the Register in accordance with Section 10.04.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Account Parties to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(e)    Any Lender may request by written notice to the Account Parties and the Administrative Agent that Loans made by it be evidenced by a promissory note (which may be executed by facsimile). In such event, the Account Parties shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit D or such other form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.22.    Voluntary Prepayment of Loans.
(a)    The Account Parties shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, except as provided in Section 2.25, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Account Parties shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable (unless given in connection with a Conditional Termination Notice, as set forth in Section 2.09, in which case, subject to Section 2.25, such notice of prepayment may be revoked if such Conditional Termination Notice is revoked in accordance with Section 2.09) and shall specify the prepayment date, the Borrowing or Borrowings which are to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.17. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.23.
SECTION 2.23.    Interest.
(a)    The ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate with respect to ABR Loans. The Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Rate with respect to Eurodollar Loans.
(b)    [Intentionally Omitted.]
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Account Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.23 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.23.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Commitment Expiration Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Expiration Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.24.    Alternate Rate of Interest; Illegality.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders (based on the reasonable determination of such Required Lenders) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Account Parties and the Lenders by telephone (followed by written or facsimile notice) or facsimile or in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Account Parties and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) the utilization of any Adjusted LIBO Rate component in defining the Alternate Base Rate shall be suspended and (iii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Account Parties shall endeavor to establish an alternate rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.24(b), only to the extent the LIBOR Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any notice of conversion/continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as an Alternate Base Rate Borrowing; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)    If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or change interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then on written notice thereof by such Lender to the Account Parties and the Administrative Agent, (1) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining ABR the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Account Parties that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the applicable Account Party may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate component of the Alternate Base Rate with respect to any ABR Loans, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Account Parties shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.25.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a mandatory prepayment under Section 2.10 or the occurrence of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.14, then, in any such event, the Account Parties shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Account Parties and shall be conclusive absent manifest error. The Account Parties shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.26.     Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Lender hereunder; third, to cash collateralize the Defaulting Lender’s Fronted Letter of Credit Exposure in accordance with Section 2.26(a)(v); fourth, if so determined by the Administrative Agent and the Account Parties, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations under this Agreement and (B) cash collateralize the Defaulting Lender’s future Fronted Letter of Credit Exposure with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a)(v); fifth, to the payment of any amounts owing to the Lenders or the Fronting Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company or any Account Party as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Account Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the Company and the Account Parties as reimbursement for any expenses and cost incurred as a result of any requirement to provide cash collateral as set forth in Section 2.26(a)(v); and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of funded participations in Fronted Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such loans and the related Fronted Letters of Credit were made or issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Fronted Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Fronted Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.26(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.26(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Account Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)A Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which such Defaulting Lender has provided cash collateral required pursuant to Section 2.26(a)(v).

(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Account Parties shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Fronted Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below.

(D)Notwithstanding the foregoing, if any Defaulting Lender’s Fronted Letter of Credit Exposure is not cash collateralized or reallocated pursuant to Section 2.26(a)(iv), then, without prejudice to any rights or remedies of the Fronting Lender or any Lender hereunder, all Letter of Credit Fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s Fronted Letter of Credit Exposure shall be payable to the Fronting Lender until such Defaulting Lender’s Fronted Letter of Credit Exposure is cash collateralized.
(iv)    Reallocation of Participations. All or any part of such Defaulting Lender’s Fronted Letter of Credit Exposure shall be automatically reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, and the Defaulting Lender has failed to provide cash collateral for its Applicable Percentage of the Stated Amount of Letters of Credit, the Account Parties shall within five Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Defaulting Lender’s Fronted Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to paragraph (iv) above) in accordance with the procedures set forth in Section 2.10. Notwithstanding Section 2.26(a)(iii)(B) above, if the Account Parties cash collateralize any portion of such Defaulting Lender’s Fronted Letter of Credit Exposure pursuant to this Section 2.26(a)(v), the Account Parties shall not be required to pay any Letter of Credit Fees to such Defaulting Lender with respect to such portion of the Defaulting Lender’s Fronted Letter of Credit Exposure during the period such Defaulting Lender’s Fronted Letter of Credit Exposure is cash collateralized and any such cash collateral shall be applied to the applicable Letter of Credit if drawn.

(b)    Fronting Lender. So long as any Lender is a Defaulting Lender, the Fronting Lender shall not be required to issue any Fronted Letter of Credit unless the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Account Parties or the Defaulting Lender are at least equal to the Stated Amount of such Fronted Letter of Credit, and participating interests in any such newly issued Fronted Letter of Credit shall be allocated among non-Defaulting Lenders (and Defaulting Lenders shall not participate therein).
(c)    Defaulting Lender Cure. If the Account Parties, the Administrative Agent, the Issuing Agent and the Fronting Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the outstanding Loans and funded and unfunded participations in Fronted Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments without giving effect to Section 2.26(a)(iv) in order for such Lenders to hold such Loans and participations in Fronted Letters of Credit in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Account Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

Representations and Warranties
Each of the Company and each Account Party, in each case, on behalf of itself represents and warrants to the Lenders that:

SECTION 3.01.    Corporate Status. Each of the Company and each of its Significant Subsidiaries (i) is a duly incorporated, organized and validly existing company or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified, registered and is authorized to do the business in which it is engaged or proposes to engage and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.02.    Corporate Power and Authority. Each of the Company and each Account Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Each of the Company and each Account Party has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Company and such Account Party enforceable against the Company and such Account Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.
SECTION 3.03.    No Contravention of Agreements or Organizational Documents. Neither the execution, delivery and performance by the Company or any Account Party of this Agreement nor compliance with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the memorandum of association, bye-laws or other organizational documents of the Company or any of its Subsidiaries, except to the extent that, in the case of each of the immediately preceding clauses (i) and (ii), would reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.    Litigation and Environmental Matters. There are no actions, suits or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened involving the Company or any of its Subsidiaries (including with respect to this Agreement) that, either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. Except for any matters that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.05.    Use of Proceeds; Use of Letters of Credit; Margin Regulations. (a) All proceeds of the Loans shall be utilized for the general corporate (including acquisitions) and working capital purposes of the Company and its Subsidiaries; (b) all Letters of Credit shall only be utilized to support Letter of Credit Supportable Obligations; (c) neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X and, to the extent such use entails a violation of the provisions of Regulations T, U or X, no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.
SECTION 3.06.    Approvals. Any (a) order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required or (b) third party approval, permit or license required to be obtained, in each case in connection with (i) the Transaction or (ii) the legality, validity, binding effect or enforceability of this Agreement, has been obtained and is in full force and effect.
SECTION 3.07.    Investment Company Act. Neither the Company nor any Account Party is or is required to be registered as an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.08.    True and Complete Disclosure; Projections and Assumptions. (a) All factual information (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries to the Administrative Agent or any Lender (including all information contained in this Agreement) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not materially misleading at such time in light of the circumstances under which such information was provided; provided that with respect to projections, the Company or the applicable Account Party represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable and attainable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such projections may materially differ from the projected results.
(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
SECTION 3.09.    Financial Condition. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2017 reported on by Ernst & Young Ltd., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2018, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(a)    Since December 31, 2017, nothing has occurred, either individually or in the aggregate, which has resulted in, or would reasonably be expected to result in, any material adverse condition or any material adverse change in or affecting (i) the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the rights and remedies of the Lenders or the ability of the Company and each Account Party, taken as a whole, to perform their respective obligations to the Lenders under this Agreement.
SECTION 3.10.    Tax Returns and Payments. Except where the failure to do so would not reasonably be expected, individually or in aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all income and other tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Company or any of its Subsidiaries, and (ii) have timely paid, collected or remitted or caused to have timely paid, collected or remitted all taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. To the knowledge of the Company and its Subsidiaries, there is no action, suit, proceeding, investigation, audit or claim now pending, or proposed or threatened in writing, by any taxing authority regarding any income taxes or any other taxes relating to the Company or any of its Subsidiaries, which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no tax Liens have been filed and no claims are pending, or proposed or threatened in writing, with respect to any taxes, fees or other charges for any taxable period, except for Liens permitted under Section 6.03 and claims which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.11.    Compliance with ERISA. (a) Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) no ERISA Event has occurred, is continuing, or is reasonably likely to occur, and (B) each Plan is in compliance with its terms, the applicable provisions of ERISA and the Code.
(a)    Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
SECTION 3.12.    Subsidiaries. (a) Set forth on Schedule 3.12 is a complete and correct list of all of the Subsidiaries of the Company as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary, (iii) the percentage ownership of such Subsidiary represented by such ownership interests and (iv) specifying if such Subsidiary is a Significant Subsidiary. Except as disclosed on Schedule 3.12, as of the Effective Date, each of the Company and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 3.12.
(a)    As of the Effective Date, there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Company to the Company, other than (i) prohibitions or restrictions existing under or by reason of this Agreement, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements,

(iii) prohibitions and restrictions permitted by Section 6.12 and (iv) other prohibitions or restrictions which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.13.    Capitalization. As of the Effective Date, the authorized share capital of the Company is US$33,000,000 divided into 30,000,000 preference shares of par value US$0.10 each and 300,000,000 common shares of par value US$0.10 each. As of the Effective Date, none of the Company’s Subsidiaries has outstanding any securities convertible into or exchangeable for its share capital or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its share capital except for options, warrants and grants outstanding in the aggregate amounts set forth on Schedule 3.13.
SECTION 3.14.    Indebtedness. The Company and its Subsidiaries do not have any Indebtedness for borrowed money on the Effective Date other than the Indebtedness (i) listed on Schedule 3.14, (ii) set forth on the balance sheet referred to in Section 3.09(a) or (iii) incurred since the date of the balance sheet referred to in Section 3.09(a) in implementing the investment strategies of the Account Parties and excluded from the definition of Consolidated Indebtedness.
SECTION 3.15.    Compliance with Statutes and Agreements. (a) The Company and each of its Significant Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except where (i) the failure to comply or file or otherwise provide, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect or (ii) such statutes, regulations, rules and orders are being contested in good faith by appropriate proceedings diligently conducted. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
(a)    The Company and each of its Significant Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.16.    Insurance Licenses. There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i) and (ii) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION 3.17.    Insurance Business. All Policies issued by any Significant Insurance Subsidiary are, to the extent required under applicable law, on forms approved by any Applicable Insurance Regulatory Authority or the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 3.18.    Properties; Liens; and Insurance. (a) The Company and its Significant Subsidiaries have good title to, or valid leasehold interests in, all real and personal property material to the businesses of the Company and its Significant Subsidiaries, taken as a whole. There exists no Lien (including any Lien arising out of any attachment, judgment or execution) of any kind, on, in or with respect to any of the property of the Company or any of its Significant Subsidiaries, in each case except as expressly permitted by Section 6.03.
(b) The Company and its Significant Subsidiaries own, or are licensed or otherwise has a valid right to use, all trademarks, trade names, copyrights, patents, trade secrets and other intellectual property (“Intellectual Property”) material to the businesses of the Company and its Significant Subsidiaries, and the use thereof by the Company or such Significant Subsidiary does not infringe, misappropriate or otherwise violate the rights of any other Person, except for any such infringements that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(c) As of the Effective Date, all premiums in respect of each material insurance policy maintained by the Company and its Significant Subsidiaries have been paid. The Company and each Account Party believes that the insurance maintained by or on behalf of the Company and its Significant Subsidiaries is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.
SECTION 3.19.    Solvency. On the Effective Date and upon the occurrence of each Credit Event, both before and after giving effect thereto, the Company and its Subsidiaries, taken as a whole, are Solvent.
SECTION 3.20.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company or such Subsidiary, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions and, in the case of any Account Party is not knowingly engaged in any activity that could reasonably be expected to result in such Account Party being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.
Section 3.21.    EEA Financial Institutions. Neither the Company nor any Subsidiary is an EEA Financial Institution.

ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and each LC Issuer to issue Letters of Credit shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)     On or prior to the Effective Date, (i) each of the Company, each Account Party, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent in accordance with Section 10.01(a) or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 10.01(a) that the same has been signed and mailed to the Administrative Agent; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same pursuant to Section 2.21(e) the appropriate promissory note or promissory notes, executed by the Company, in each case, in the amount, maturity and as otherwise provided herein.
(b)    On the Effective Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, each of the LC Issuers and each of the Lenders and dated the Effective Date, from Willkie Farr & Gallagher LLP, New York counsel to the Company and the Account Parties and (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, each of the LC Issuers and each of the Lenders and dated the Effective Date, from Conyers Dill & Pearman Limited, Bermuda counsel to the Company and the Account Parties.
(c)    (i) On the Effective Date, the Administrative Agent shall have received, from each of the Company and each Account Party, a certificate, dated the Effective Date, signed by an Authorized Officer of the Company and such Account Party, and attested to by the Secretary or any Assistant Secretary of the Company and such Account Party, in the form of Exhibits G-1, G-2, and G-3 hereto with appropriate insertions and deletions, together with (x) copies of its memorandum of association, bye‑laws or other organizational documents and (y) the resolutions of the board of directors of the Company and such Account Party relating to this Agreement which shall be reasonably satisfactory to the Administrative Agent; (ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
(d)    The Administrative Agent shall have received evidence reasonably satisfactory to it that since December 31, 2017, nothing shall have occurred or become known to the Administrative Agent or the Required Lenders which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
(e)    The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Company or any of its Significant Subsidiaries (i) with respect to this Agreement or the Transaction or (ii) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Effective Date, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date shall have been obtained and remain in full force and effect.
(g)    The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Effective Date, the Company and its Significant Subsidiaries shall have no outstanding preferred stock or Indebtedness for borrowed money except preferred stock or Indebtedness set forth on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).
(h)    The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Account Party contained herein shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
(i)    The Administrative Agent shall have received evidence reasonably satisfactory to it that on the Effective Date, each Significant Insurance Subsidiary shall have an A.M. Best Rating of at least “A-”.
(j)    On the Effective Date, the Company shall have paid the Administrative Agent, the Left Lead Arranger and Left Bookrunner, the Joint Lead Arrangers and Joint Bookrunners and the Lenders all fees, reasonable out-of-pocket expenses (limited, in the case of legal fees and expenses, to those of the Administrative Agent) and other compensation, in each case, to the extent invoiced and due and payable on or prior to the Effective Date.
(k)    On the Effective Date, the Administrative Agent shall have received a letter from the Service of Process Agent, presently located at 111 Eighth Avenue, New York, New York 10011, indicating its consent to its appointment by the Company and each Account Party as their agent to receive service of process as specified in this Agreement is in full force and effect and applies to this Agreement in all respects.
(l)    (x) The Company and each Account Party shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five Business Days prior to the Effective Date.
(y) At least five Business Days prior to the Effective Date, the Company and any Account Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Person.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make each Loan and each LC Issuer to issue each Letter of Credit or to increase the Stated Amount thereof is subject, at the time of, and after giving effect to, each such Credit Event, to the satisfaction of the following conditions:
(a)    The Effective Date shall have occurred;
(b)    (i) There shall exist no Default or Event of Default and (ii) all representations and warranties (excluding those set forth in Section 3.09(b)) contained herein shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);
(c)    The Administrative Agent shall have received (i) a Borrowing Request meeting the requirements of Section 2.18 with respect to each incurrence of Loans and/or (ii) a Letter of Credit Request meeting the requirements of Section 2.04; and
(d)    To the extent such Credit Event relates to the issuance of a Letter of Credit, all of the applicable conditions set forth in Section 2.03(a) and (b) shall have been satisfied.
Each occurrence of a Credit Event shall be deemed to constitute a representation and warranty by the applicable Account Party and the Company on the date thereof as to the matters specified in paragraphs (b) and (d) of this Section 4.02.
ARTICLE V

Affirmative Covenants
Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or been terminated and all Unpaid Drawings, the principal of and interest on each Loan, and all fees payable hereunder shall have been paid in full, each of the Company and each Account Party covenants and agrees with the Lenders that:
SECTION 5.01.    Information Covenants. The Company will furnish to the Administrative Agent (for distribution to the Lenders):
(a)    Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young Ltd or another independent registered public accounting firm of recognized national standing selected by the Company (without a “going concern” or like qualification and without any qualification or exception as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(b)    Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Company as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure. The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.
(c)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the Company in the Form of Exhibit G-2 hereto (i) certifying that no Default or Event of Default has occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the provisions of Sections 6.10 and 6.11, as at the end of such fiscal year or quarter, as the case may be and (iii) certifying that the Regulated Insurance Companies have maintained adequate reserves.
(d)    Notices. (w) Promptly after an Authorized Officer becomes aware of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of an Authorized Officer of the Company setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto, (x) promptly after the Company knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Company and/or any Subsidiary which claim has had, or would reasonably be expected to have, a Material Adverse Effect, (y) promptly after any Account Party becomes aware of any change in the financial strength rating of such Account Party announced by A.M. Best, notice of such change and (z) promptly after the Company becomes aware of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, notice of such changes to the Beneficial Ownership Certification.
(e)    Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Company, copies of all financial statements, reports, proxy statements and other documents so mailed, in each case setting forth any information that is material to the Company and its Subsidiaries, taken as whole, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company; provided that the Company will not be required to provide any information relating to any business transaction that has not otherwise been publicly disclosed to the extent that the Company determines that disclosure of such information to the Lenders would either violate the terms of any confidentiality agreement, arrangement or understanding with a third party or otherwise jeopardize the success of such business transaction.
(f)    SEC Filings. Promptly upon the filing thereof, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written or electronic notification of the filing of) all publicly available registration statements (other than the exhibits thereto and any registration statements on Form S‑8 or its equivalent) and annual or quarterly reports which the Company shall have filed with the SEC or any national securities exchange.

(g)    Insurance Reports and Filings.
(i)    Promptly after the filing thereof, a copy of each annual Statutory Statement filed by each Significant Insurance Subsidiary to the extent required by the Applicable Insurance Regulatory Authority.
(ii)    Promptly following the delivery or receipt, as the case may be, by any Significant Insurance Subsidiary or any of their respective Subsidiaries, copies of (a) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (c) all information which the Lenders may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (d) each report, order, direction, instruction, approval, authorization, license or other notice which the Company or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (a) through (d), that is material to the Company and its Subsidiaries, taken as a whole, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company.
(iii)    Promptly after filed with the Applicable Insurance Regulatory Authority after the end of each fiscal year of the Company, a report by a qualified actuary reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Company and its Subsidiaries on a consolidated basis, determined in accordance with SAP; provided that the delivery of each such report shall be subject to the consent of the applicable actuarial consulting firm, which the Company shall use commercially reasonable efforts to obtain.
(iv)    Promptly following notification thereof from a Governmental Authority, notification of the variation, suspension, limitation, termination or non‑renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.
(h)    Ratings Information. (i) Promptly after A.M. Best Company, Inc. shall have announced a downgrade in the financial strength rating of any Account Party, written notice of such rating change.
(i)    Other Information. Promptly upon a reasonable request, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time (including, without limitation, information specifying Insurance Licenses and other information related thereto and information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation).
SECTION 5.02.    Books, Records and Inspections. The Company will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all material financial dealings and material transactions in relation to its business and activities in a manner to allow financial statements to be prepared in conformity with GAAP or SAP, as applicable; and (ii) subject to binding contractual confidentiality obligations of the Company or its

Subsidiaries to third parties and to Section 10.12, permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent or, during the continuation of an Event of Default, any Lender (at the Company’s expense (to the extent invoiced and reasonable)) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times (which shall be, unless an Event of Default has occurred and is continuing, during business hours, upon reasonable prior notice to the Administrative Agent, which notice shall be promptly conveyed to the Company) and as often as may reasonably be desired; provided that, unless a Default or Event of Default has occurred and is continuing, such visits and inspections shall not occur more than once in any calendar year. The Company agrees to cooperate and assist in such visits and inspections. With respect to any such discussions with the Company’s independent public accountants, the Company shall be granted the opportunity to participate therein.
SECTION 5.03.    Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in the Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.
SECTION 5.04.    Payment of Taxes and other Obligations. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, (i) all income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it and (ii) all other material lawful claims, in each case, on a timely basis prior to the date on which penalties attach thereto; provided that neither the Company nor any Subsidiary of the Company shall be required to pay any such tax, assessment, charge, levy or claim (i) for which a failure to pay has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and/or (ii) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05.    Maintenance of Existence; Conduct of Business. The Company shall maintain, and shall cause each of its Significant Subsidiaries to maintain, (i) its existence and (ii) the rights, licenses, permits, privileges, franchises, and Intellectual Property material to the conduct of its business (unless, in the case of this clause (ii), provided that the Company shall not be required to maintain the existence of any of its Significant Subsidiaries (other than the Account Parties) or any such rights, licenses, permits, privileges, franchises, and Intellectual Property (a) if the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole or (b) in connection with a Disposition or other transaction permitted by Section 6.02. The Company will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Company or such Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 5.06.    Compliance with Statutes, etc. The Company will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to Environmental Laws, environmental standards and controls) other than those (i) the non-compliance with which, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) that are being contested in good faith by appropriate proceedings diligently conducted. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.07.    ERISA. Promptly after the occurrence of an ERISA Event, or substantially similar event with respect to a Foreign Pension Plan, the Company will furnish to each Lender written notice setting forth details respecting such event or condition and the action if any, that the Company, the applicable Subsidiary or the applicable ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC or an applicable foreign governmental agency by the Company, such Subsidiary or such ERISA Affiliate with respect to such event or condition).
SECTION 5.08.    Maintenance of Property. The Company shall, and will cause each of its Subsidiaries to, maintain all of their properties and assets necessary in the operation of its business in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 5.09.    Maintenance of Licenses and Permits. The Company will, and will cause each of its Subsidiaries to, maintain and comply with the terms and conditions of all permits, licenses, consents and Insurance Licenses as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
SECTION 5.10.    Further Assurances. Each of the Company and each Account Party shall promptly and duly execute and deliver to the Administrative Agent such documents and assurances and take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Administrative Agent or the Lenders pursuant to this Agreement.

ARTICLE VI

Negative Covenants
Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or terminated and all Unpaid Drawings, the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the Company and each Account Party covenants and agrees with the Lenders that:
SECTION 6.01.    Changes in Business. The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (a) businesses in which they are engaged (or proposed to be engaged) as of the Effective Date and reasonable extensions thereof, (b) other reinsurance product lines, and (c) any other businesses that are complementary or reasonably related thereto and the conduct of business incidental thereto.
SECTION 6.02.    Consolidations, Mergers and Sales of Assets. The Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, or permit any other Person to merge into or consolidate with it; provided that (i) the Company may merge, consolidate or amalgamate with another Person, if (x) the Company is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, (ii) any Subsidiary may merge, consolidate or amalgamate with or into another Person, if (x) such Subsidiary survives (or, in the case of an amalgamation, continues immediately following) such merger, consolidation or amalgamation and (y) immediately after giving effect to such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred and be continuing, (iii) Wholly‑Owned Subsidiaries of the Company may merge, consolidate or amalgamate with one another provided that if one of such Subsidiaries is an Account Party and the other is not, then the Account Party must be the surviving entity of such merger and (iv) a Subsidiary (other than an Account Party) of the Company may merge, consolidate or amalgamate with any other Person if immediately after giving effect to such merger no Default or Event of Default shall have occurred and be continuing. In addition, the Company will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (each, a “Disposition”) except (a)  such Dispositions by the Company or any of its Subsidiaries of any of their respective properties or assets to the Company or any Subsidiary of the Company; (b) subject to Section 5.05, the dissolution, liquidation or winding up of any Subsidiary other than an Account Party; (c) Dispositions of used, worn out, obsolete or surplus property of the Company or any Subsidiary in the ordinary course of business and the assignment, cancellation, abandonment, failure to protect or other disposition of Intellectual Property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and the Subsidiaries, taken as a whole; (d) licenses (as licensor) of Intellectual Property so long as such licenses do not materially interfere with the business of the Company or any of its Subsidiaries, taken as a whole; (e) Dispositions of cash, Cash Equivalents and investment securities (including pursuant to any securities lending arrangements permitted by clause (u) of Section 6.03 and including in connection with the posting of collateral (or the realization thereof) under any secured Indebtedness permitted hereunder); (f) releases, surrenders or waivers of contracts, torts or other claims of any kind as a result of the settlement of any litigation or threatened litigation; (g) the granting or existence of Liens permitted under this Agreement; (h) licenses, sublicenses, leases or subleases of property so long as such licenses, sublicenses, leases or subleases do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole; (i) Dividends permitted under Section 6.08; (j) ceding of insurance or reinsurance in the ordinary course of business; (k) other Dispositions of assets with a fair market value (as reasonably determined by the board of directors or senior management of the Company) which in the aggregate do not exceed 5.00% of the lesser of the book or fair market value of the property and assets of the Company determined on a consolidated basis as of the last day of the previous fiscal year of the Company; provided that immediately after giving effect (including pro forma effect) to any Disposition made pursuant to this clause (k), no Event of Default under Section 7.03 relating solely to a breach of Section 6.10 or 6.11 shall have occurred and be continuing ; (l) Dispositions of property as a result of a casualty event involving such property or any Disposition of real property to a Governmental Authority as a result of a condemnation of such real property; (m) sales or other Dispositions of non-core assets acquired in an acquisition permitted under this agreement; provided that such sales shall be consummated within 360 days of such acquisition; and (n) any Disposition of property or series of related Dispositions of or in respect of which the fair market value of such property and the consideration payable to the Company or any of its Subsidiaries is equal to or less than $100,000.
SECTION 6.03.    Liens. Neither the Company nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:
(a)    Liens existing on the Effective Date and listed on Schedule 6.03 hereto, and the replacement, renewal or extension thereof; provided, that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, other than any future additional property or type of asset required to be included as in existence on the Effective Date, including products and proceeds of the foregoing;
(b)    Liens securing repurchase agreements constituting a borrowing of funds by the Company or any Subsidiary in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;
(c)    Liens securing Indebtedness permitted under clause (d) of the definition of “Permitted Subsidiary Indebtedness”; provided that (i) such Liens shall be created within ninety (90) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such property at the time of purchase, repair, construction, improvement or lease (as applicable);
(d)    Liens on any asset of any Person existing at the time such Person is merged, amalgamated or consolidated with or into, or otherwise acquired by, the Company or any of its Subsidiaries or at the time of acquisition of such asset by the Company or any of its Subsidiaries; provided, that (A) such Liens are not incurred in connection with, or in anticipation of, such merger, amalgamation or acquisition, (B) such Liens are not “blanket” or all asset Liens, and (C) such Liens do not attach to any other assets of the Company or any of its Subsidiaries;
(e)    [Reserved];
(f)    Liens securing insurance or reinsurance obligations of Subsidiaries of the Company owed by any Subsidiary to the Company or any other Subsidiary of the Company, in each case solely to the extent that such Liens are required or requested by rating agencies, regulatory agencies, clients or brokers for such Person to maintain such insurance and reinsurance obligations;
(g)    Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;
(h)    Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(i)    Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;
(j)    Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;
(k)    easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;
(l)    Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.07;
(m)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, reinsurance obligations, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of payment for borrowed money);
(n)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(o)    Liens arising out of the refinancing, replacement, extension, renewal or refunding or any Indebtedness secured by any Lien permitted by any of the clauses of this Section 6.03, provided that such Indebtedness is not increased (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Indebtedness) and is not secured by any additional assets;
(p)    Liens created to cash collateralize a Defaulting Lender's Letter of Credit Outstandings pursuant to Section 2.26 hereof;
(q)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by clause (h) of the definition of “Permitted Subsidiary Indebtedness”;
(r)    without duplication of the Liens described in clauses (a) through (q) above and clauses (s) through (ee) below, additional Liens securing obligations of the Company; provided that the aggregate amount of such Liens (measured, as to each such Lien permitted under this clause (r), as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien) shall not when added to the aggregate amount of all Liens (measured as set forth in this clause (r)) incurred pursuant to Section 6.03(bb) and the aggregate amount of outstanding unsecured Indebtedness of Subsidiaries incurred pursuant to clause (j) of the definition of “Permitted Subsidiary Indebtedness”, exceed at any time 5.00% of Consolidated Net Worth at the time of incurrence of any new Liens under this clause (r) and (ii) immediately after giving effect to the incurrence of any Lien pursuant to this Section 6.03(r), no Event of Default shall have occurred and be continuing;
(s)    Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under Section 6.02 and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(t)    Liens in respect of any interest or title of a lessor under any lease or sublease entered into by the Company or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;
(u)    Liens arising in connection with any interest or title of a licensor under any license or sublicense entered into by the Company or any Subsidiary as a licensee or sublicensee (A) existing on the date hereof or (B) in the ordinary course of its business;
(v)    Liens on earnest money deposits of cash or cash equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;
(w)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Account Parties in the ordinary course of business;
(x)    Liens on cash and securities in an aggregate principal amount not in excess of $50,000,000 securing obligations under Capital Markets Products in the ordinary course of business;
(y)    Liens securing letters of credit outstanding (other than Letters of Credit outstanding under this Agreement) in an aggregate principal amount not in excess of $250,000,000 (measured, as to each such Lien permitted under this clause (y), as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien);
(z)    [Reserved];
(aa)    [Reserved];
(bb)    Liens on assets received by or of the Company or its Subsidiaries and held in trust in respect of, or deposited or segregated to secure, liabilities assumed in the course of the reinsurance business or under any Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or other indemnity arrangements entered in the ordinary course of business;
(cc)    [Reserved];
(dd)    Until November 30, 2018, Liens arising in connection with securities lending arrangements entered into by the Company or any of its Subsidiaries with financial institutions in the ordinary course of business so long as the Liens do not secure any assets of the Company or any of its Subsidiaries other than the securities subject to any such securities lending arrangement; and

(ee)    Liens on Indebtedness referred to in clause (n) of the definition of Permitted Subsidiary Indebtedness.
SECTION 6.04.    Indebtedness. (a) The Company will not create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Indebtedness under this Agreement and other Indebtedness which is either pari passu with, or subordinated in right of payment to, the Indebtedness under this Agreement.
(a)    The Company will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for Permitted Subsidiary Indebtedness.
SECTION 6.05.    Use of Proceeds. No Account Party will request any Borrowing or Letter of Credit, and no Account Party shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.06.    Issuance of Stock. The Company will not permit any of its Subsidiaries to directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of their preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the date which is six (6) months after the Commitment Expiration Date. For the avoidance of doubt, this Section 6.06 does not relate to the issuance or sale of ordinary or common equity or options relating thereto.
SECTION 6.07.    Dissolution. Neither the Company nor any Account Party shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 6.02.
SECTION 6.08.    Restricted Payments. The Company will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its shareholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to sell any Equity Interests therein (each of the foregoing a “Dividend” and, collectively, “Dividends”) provided that this Section 6.08 shall not prohibit Dividends so long as before and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall have occurred and be continuing.
SECTION 6.09.    Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not the Company or a Subsidiary) with a value in excess of $1,000,000, except (i) transactions with Affiliates on terms (x) no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person, as reasonably determined by the board of directors of the Company or a duly authorized committee thereof or (y) approved by a majority of the disinterested members of the board of directors of the Company, (ii) Dividends not prohibited by Section 6.08, (iii) fees and compensation paid to and indemnities provided on behalf of officers and directors of the Company or any of its Subsidiaries as reasonably determined in good faith by the board of directors, the audit committee or senior management of the Company, (iv) the issuance of common stock of the Company, (v) loans and advances to officers and directors made in the ordinary course of business, (vi) transactions among the Account Parties and their wholly-owned Subsidiaries, (vii) transactions permitted by Sections 6.02 and 6.04, (viii) [reserved], (ix) the transactions and payments set forth on Schedule 6.09 and amendments thereto that are not materially adverse to the Lenders, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company and (x) transactions in the ordinary course of business with investment funds managed or advised by Third Point LLC and its Affiliates and their respective successors and assigns.
SECTION 6.10.    Maximum Leverage Ratio. The Company will not permit the Leverage Ratio at any time to be greater than 0.35:1.00.
SECTION 6.11.    Minimum Consolidated Net Worth. The Company will not permit Consolidated Net Worth at any time to be less than the Minimum Consolidated Net Worth Amount in effect at such time.
SECTION 6.12.    Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements, including any Applicable Insurance Regulatory Authority, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Company or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset as a result of a Lien permitted by Section 6.03, (vii) agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business, (viii) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in clause (d) of the definition thereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement, (x) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (ix) above or clauses (xii) through (xv) below, provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, (xi) [Reserved], (xii)  agreements and arrangements set forth on Schedule 6.12, (xiii) any instrument governing Acquired Indebtedness, of the Person so acquired, (xiv) an agreement or instrument relating to any Permitted Subsidiary Indebtedness so long as the encumbrances and restrictions in such agreement or instrument are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable encumbrances and restrictions set forth in the Credit Documents as determined in the good faith judgment of the board of directors of the Company and (xv) encumbrances or restrictions existing under the Existing Letter of Credit Facilities or under other Indebtedness permitted under Section 6.04 so long as such encumbrances and restrictions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable encumbrances and restrictions set forth in this Agreement as determined in the good faith judgment of the board of directors or an authorized committee thereof, of the Company.
SECTION 6.13.    [Reserved].
SECTION 6.14.    Claims Paying Ratings. The Company shall not permit the financial strength rating of any Account Party and each other Regulated Insurance Company that is material to the Company and its Subsidiaries, taken as a whole, to be less than (i) for the period from the Effective Date through and including November 30, 2018, “A-”, and (ii) thereafter, “B++”, in each case, from A.M. Best (or its successor).
SECTION 6.15.    End of Fiscal Years; Fiscal Quarters. Neither the Company nor any of its Subsidiaries will change (i) its fiscal year end from being on December 31 of each year or (ii) its fiscal quarters to end on dates which are inconsistent with a fiscal year end as described above.
SECTION 6.16.    Investments. The Company will not, and will not permit any of its Subsidiaries to, make any Investments in any Person, except for Permitted Investments.

ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
SECTION 7.01.    Payments. Any Account Party shall (a) default in the payment when due of any principal on any Loan or any Unpaid Drawing, (b) default, and such default shall continue for three or more Business Days in the payment when due of any interest on any Loan or any Unpaid Drawing, (c) default, and such default shall continue for five or more Business Days, in the payment when due of any fees or any other amounts payable hereunder; or
SECTION 7.02.    Representations, etc. Any representation, warranty or statement made (or deemed made) by any Account Party herein or in any certificate or statement delivered or required to be delivered pursuant hereto shall prove to be untrue in any material respect (or, in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”, in all respects) on the date as of which made or deemed made; or
SECTION 7.03.    Covenants. Any Account Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(d), 5.01(g)(iv), and 5.05 (but only with respect to the first sentence thereof) or Article VI, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 7.01 or clause (a) of this Section 7.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Company from the Administrative Agent or the Required Lenders; or
SECTION 7.04.    Default under other Agreements. (a) The Company, any Account Party, any Regulated Insurance Company or any Subsidiary shall (i) default in any payment (after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created) with respect to Indebtedness (other than any Indebtedness hereunder) in excess of $25,000,000 individually or in the aggregate, for the Company and its Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit (after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with or without the giving of notice, the lapse of time or both), any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (b) an “Event of Default”, as defined under the Existing Letter of Credit Facilities, shall have occurred and be continuing; or
SECTION 7.05.    Bankruptcy, etc. (a) The Company, any Account Party, any Regulated Insurance Company or any Significant Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or failure to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section 7.05 (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of the creditors, (vi) take any action for the purpose of effecting any of the foregoing; or (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any such Person or its debts, or any substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Person or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
SECTION 7.06.    ERISA. An ERISA Event shall occur or exist or substantially similar event with respect to a Foreign Pension Plan that, individually or in the aggregate, results in or could reasonably be expected to result in a liability to the Company, its Subsidiaries or any ERISA Affiliate in an amount that has had, or would reasonably be expected to have, a Material Adverse Effect; or
SECTION 7.07.    Judgments. One or more judgments or decrees shall be entered against the Company, any Account Party, any Regulated Insurance Company or any Significant Subsidiary involving a liability, net of undisputed insurance and reinsurance, of $25,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for such Persons and any such judgments or decrees shall not have been paid, vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or
SECTION 7.08.    Insurance Licenses. Any one or more Insurance Licenses of the Company or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or
SECTION 7.09.    Change of Control. A Change of Control shall occur; or
SECTION 7.10.    Company Guaranty. The Company Guaranty or any provision thereof shall cease to be in full force or effect, or any Person acting by or on behalf of the Company shall deny or disaffirm in writing the Company’s obligations under the Company Guaranty, or the Company shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Company Guaranty; then, and in any such event, and at any time thereafter, if an Event of Default shall then be continuing, the Administrative Agent may, or upon the written request of the Required Lenders shall, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Account Party, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 7.05 shall occur with respect to any Account Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) through (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and fees in respect of all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms and/or (iv) direct each Account Party to cause to be deposited in the Collateral Account maintained by the Administrative Agent such amounts of cash and Cash Equivalents, to be held as security for such Account Party’s obligations hereunder then outstanding as contemplated by Section 2.10, equal to the aggregate amount of Letter of Credit Outstandings and other obligations attributable to such Account Party hereunder. In addition, upon the occurrence and during the continuation of an Event of Default, each Account Party hereby appoints the Administrative Agent as the attorney-in-fact of such Account Party, with full power of substitution, and in the name of such Account Party, to disburse and directly apply the proceeds of its Collateral Accounts to the satisfaction of any of such Account Party’s obligations hereunder, as so contemplated. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Unless directed to do so by the Required Lenders in accordance with the terms of this Agreement, the Administrative Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to any Account Party to continue the same or for the sufficiency or adequacy thereof. At the request of the Administrative Agent, each Account Party shall ratify all actions taken by the Administrative Agent hereunder.
ARTICLE VIII

The Agents
SECTION 8.01.    Appointment. Each of the Lenders hereby irrevocably appoints each Agent as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents, and neither the Company nor any other Account Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Credit Documents (or any similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02.    Agents in their Individual Capacities. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof as if it were not an Agent hereunder.
SECTION 8.03.    Exculpatory Provisions. Each Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or the applicable Account Party or a Lender, and no Agent makes any representation or warranty to any Lender or shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
SECTION 8.04.    Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.    Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by such Agent. Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the applicable Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
SECTION 8.06.    Resignation. Subject to the appointment and acceptance of an applicable successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank, with the consent of the Company (not to be unreasonably withheld or delayed), provided that no such consent shall be required at any time when a Default or Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Account Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent. If, within 45 days after written notice is given of the retiring Agent’s resignation under this Section 8.06, no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under this Agreement and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under this Agreement until such time as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for the benefit of such retiring Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Agent.
SECTION 8.07.    Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08.    Syndication Agent, Documentation Agent, Financial Advisor and Arranger, the Left Lead Arranger and Left Bookrunner and Joint Lead Arrangers and Joint Bookrunners. Notwithstanding any other provision of this Agreement, each of the Syndication Agent, the Documentation Agent, the Financial Advisor and Arranger, the Left Lead Arranger and Left Bookrunner and the Joint Lead Arrangers and Joint Bookrunners is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the transactions contemplated hereby, except as expressly contemplated hereby. Without limitation of the foregoing, the Syndication Agent, the Documentation Agent, the Financial Advisor and Arranger, the Left Lead Arranger and Left Bookrunner and the Joint Lead Arrangers and Joint Bookrunners shall not, solely by reason of this Agreement, have any fiduciary relationship with any Lender or any other Person.
SECTION 8.09.    The Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any Account Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Account Parties) shall be entitled and empowered by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Credit Exposure and all other obligations under this Agreement that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under Section 10.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuers to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expense, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the obligations under this Agreement or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE IX

Company Guaranty
SECTION 9.01.    The Company Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the making of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Account Party to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Account Party to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay (subject to the provisions of Section 2.12) such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Company Guaranty is a continuing guaranty of payment and not of collection, and shall apply to all Guaranteed Obligations whenever arising. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Company Guaranty or any other instrument evidencing any liability of each Account Party, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
SECTION 9.02.    Bankruptcy. Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Account Party hereunder to the Guaranteed Creditors whether or not due or payable by each Account Party upon the occurrence of any of the events specified in Section 7.05 with respect to such Account Party, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.
SECTION 9.03.    Nature of Liability. The liability of the Company hereunder is exclusive and independent of any other guaranty of the Guaranteed Obligations of each Account Party whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by each Account Party or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of each Account Party, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by each Account Party, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to each Account Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 9.05.
SECTION 9.04.    Independent Obligation. The obligations of the Company under this Article IX are independent of the obligations of any other guarantor, any other party or each Account Party, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or each Account Party and whether or not any other guarantor, any other party or each Account Party be joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Article IX or the enforcement thereof. Any payment by an Account Party or other circumstance which operates to toll any statute of limitations as to an Account Party shall operate to toll the statute of limitations as to the Company.
SECTION 9.05.    Authorization. The obligations of the Company under this Article IX shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:
(a)    change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
(b)    take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst, except to the extent the Guaranteed Obligations have been paid;
(c)    exercise or refrain from exercising any rights against any Account Party or others or otherwise act or refrain from acting;
(d)    release or substitute any one or more endorsers, guarantors, any Account Party or other obligor;
(e)    settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Account Party to its creditors other than the Guaranteed Creditors;
(f)    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Account Party to the Guaranteed Creditors regardless of what liability or liabilities of any Account Party remain unpaid;
(g)    consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)    take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Company Guaranty.
SECTION 9.06.    Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Account Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
SECTION 9.07.    Subordination. Any indebtedness of any Account Party now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of each Account Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Account Party shall make, or be permitted to make, any payment to the Company in respect of such indebtedness owed to the Company, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Company Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness of any Account Party to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Company Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
SECTION 9.08.    Waiver. (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Account Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Account Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Company waives any defense based on or arising out of any defense of any Account Party, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Account Party, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Account Party other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may exercise any right or remedy the Guaranteed Creditors may have against any Account Party or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Account Party or any other party or any security.
(a)    The Company waives all presentments, demands for performance, protests and notices, including notices of non‑performance, notices of protest, notices of dishonor, notices of acceptance of this Company Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Account Party’s financial condition and assets, and of all other circumstances bearing upon the risk of non‑payment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.
(b)    The Company warrants and agrees that each of the waivers set forth above in this Section 9.08 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

SECTION 9.09.    Maximum Liability. The provisions of this Company Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Company under this Company Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the liability under this Company Guaranty or otherwise, then, notwithstanding any other provision of this Company Guaranty to the contrary, the amount and scope of such liability shall, without any further action by the Company or the Guaranteed Creditors, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the “Maximum Liability”.  This Section 9.09 with respect to the Maximum Liability is intended solely to preserve the rights of the Guaranteed Creditors to the maximum extent not subject to avoidance under applicable law, and neither the Company nor any Account Party nor any other Person shall have any right or claim under this Section 9.09 with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Company hereunder shall not be rendered voidable under applicable law.  The Company agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability without impairing this Company Guaranty or affecting the rights and remedies of the Guaranteed Creditors hereunder, provided that, nothing in this sentence shall be construed to increase the Company’s obligations hereunder beyond the Maximum Liability.
ARTICLE X

Miscellaneous
SECTION 10.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronically (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
if to the Company (x) to it at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda; Attention: Chris Coleman, Chief Financial Officer and (y) with a copy (in the case of a notice of a Default) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019; Attention: Michael Groll (Facsimile: (212) 728-9616);
1.if to an Account Party, at the address specified opposite its signature below;

2.
if to the Administrative Agent, to SunTrust Bank, SunTrust Robinson Humphrey, 3333 Peachtree Rd. NE – 7th Floor, Atlanta, GA 30326; Attention: Andrew Johnson - Group Portfolio Manager (404-439-7451); and

3.if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent;

provided that the foregoing shall not apply to notices pursuant to (x) Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or (y) Section 5.01(d)(x). The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(b)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)    Electronic Systems.
(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Account Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Account Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Account Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 10.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Account Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the issuance of any Letter of Credit nor the making of any Loan shall be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. In the case of any waiver, each Account Party, the Administrative Agent and the Lenders shall be restored to their former positions and rights hereunder and any Default or Event of Default so waived shall be deemed to be cured and not continuing. No such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
(a)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Account Party and the Required Lenders or by each Account Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Loan Exposure of any Lender without the written consent of such Lender, (ii) reduce the amount of any amount due pursuant to any Letter of Credit or Unpaid Drawing or any Loan or reduce any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date for reimbursement of any Unpaid Drawing or payment of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or any Letter of Credit, without the written consent of each Lender directly affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change any of the provisions of this Section 10.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (v) release the Company from the Company Guaranty (or change the Company Guaranty in a manner that is materially adverse to the Lenders), without the written consent of each Lender, (vi) increase the Loan Sublimit without the written consent of each Lender or (vii) change any provision of Article II specifically relating to Letters of Credit without the written consent of each LC Issuer affected thereby; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any LC Issuer hereunder without the prior written consent of such Agent or such LC Issuer, as the case may be. Notwithstanding the foregoing or any other provision of this Agreement, any provision of this Agreement referenced in the first proviso to the immediately preceding sentence may be amended or waived by an agreement in writing entered into by the Company, the Super-Majority Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, each LC Issuer and the Issuing Agent) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment or waiver provided for therein shall terminate, and any Several Letters of Credit then outstanding shall either be terminated, amended or returned and reissued, in each case to give effect to such termination (it being understood that the Company may cause the Commitment of any such non-consenting Lender to be assigned to one or more new Lenders in accordance with Section 10.04; provided that no action shall be required to be taken by such non-consenting Lender (including the execution of any Assignment and Assumption Agreement)) and (y) at the time such amendment or waiver becomes effective, each Lender not consenting thereto receives payment in full of all amounts owing to it or accrued for its account under this Agreement.
SECTION 10.03.    Expenses; Indemnity; Damage Waiver. (a) Each Account Party jointly and severally agrees to pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of external counsel of the Administrative Agent and its Affiliates, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or protection of its rights hereunder or thereunder, (ii) all out of pocket expenses of the Issuing Agent and each Fronting Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit hereunder, and (iii) all reasonable and documented out‑of‑pocket expenses incurred by any Agent, the Left Lead Arranger and Left Bookrunner, any Joint Lead Arranger and Joint Bookrunner, any LC Issuer or any Lender, including the reasonable fees, charges and disbursements of external counsel, in connection with the enforcement of its rights or remedies in connection with this Agreement, including its rights under this Section 10.03, or in connection with the Loans made and Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Letters of Credit.
(a)    Each Account Party jointly and severally agrees to indemnify the Agents, the Left Lead Arranger and Left Bookrunner, the Joint Lead Arrangers and Joint Bookrunners, the Financial Advisor and Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any external counsel for such Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any Letter of Credit, Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by the Company or any of its Subsidiaries or a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee or (y) are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from a material breach of the obligations under this Agreement or any other Credit Document of such Indemnitee or any of its Related Indemnified Persons. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent that any Account Party fails to pay any amount required to be paid by it to an Agent, under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, in its capacity as such.
(c)    To the extent permitted by applicable law, none of the Account Parties, the Administrative Agent or any Lender, shall assert, and each such Person hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Letter of Credit, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Account Parties’ indemnification obligations pursuant to Section 10.03(b) to the extent set forth therein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(d)    All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.
SECTION 10.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) neither the Company nor Account Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Account Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to such Lender) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B) the Administrative Agent and each LC Issuer.
(i)    Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E) the assignee shall be an NAIC Approved Bank that is not a parent, subsidiary or Affiliate of any Account Party or any beneficiary under any Letter of Credit; and
(F) if any Several Letters of Credit are then outstanding, no such assignment shall be effective until all such outstanding Several Letters of Credit are either amended or returned and reissued, in each case to give effect to such assignment.
For the purposes of this Section 10.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a bank or other financial institution that is not a NAIC Approved Bank.
(ii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of any Account Party to such assignee under Section 2.06, 2.12 or 2.25 shall be limited to the amount, if any, that would have been payable thereunder by such Account Party in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06, 2.12, 2.25 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.
(iii)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Account Parties, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Account Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Account Parties, and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.04(b) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(G)(2) of the Code and any related Treasury regulations.
(iv)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).
(b)    (i) Any Lender may, without the consent of any Account Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and Unpaid Drawings and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Account Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Each Account Party agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.14 as if it were an assignee under paragraph (b) of this Section 10.04; and (B) shall not be entitled to receive any greater payment under Sections 2.06, 2.12 and/or 2.25, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.
(i)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Account Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit, Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Unpaid Drawings, Loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment,

Unpaid Drawing, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 10.05.    Survival. All covenants, agreements, representations and warranties made by the Company and any Account Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Letter of Credit or the principal of or any accrued interest on any Loan is outstanding, any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Total Commitment (and the Commitment of each Lender) has not expired or terminated. The provisions of Sections 2.06, 2.12, 2.25 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Total Commitment (and the Commitment of each Lender) or the termination of this Agreement or any provision hereof.
SECTION 10.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions

Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or in any format without its prior written consent.
SECTION 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Account Party against any of and all the obligations of such Account Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify an Account Party promptly after any such setoff and application; provided that failure to so notify an Account Party shall not affect any Lender’s rights under this Agreement.
SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Account Party or its properties in the courts of any jurisdiction.
(b)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in connection with disputes arising out of this Agreement in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)    Each of the Company and each Account Party hereby irrevocably designates, appoints and empowers the Service of Process Agent, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each of the Company and each Account Party agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.
SECTION 10.10.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
SECTION 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement and (ii) that the applicable Agent or Lender shall be responsible for any breach of this Section 10.12 by any of its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Account Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Company that, to the applicable Agent’s or Lender’s knowledge, is not subject to a confidentiality undertaking with respect to the applicable Information. For the purposes of this Section, “Information” means all information now or hereafter received from any Account Party relating to the Company, any Subsidiary of the Company or their respective businesses, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by any Account Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 10.12 shall survive the termination of the Total Commitment (and the Commitment of each Lender) and repayment of the Loans and the other obligations arising hereunder but such survival shall only be for a period of two (2) years following the Commitment Expiration Date.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 10.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Unpaid Drawings or any Loan, together with all fees, charges and other amounts which are treated as interest on such amount or pursuant to any Letter of Credit or any Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender issuing or holding participation in such Letter of Credit or such Loan in accordance with applicable law, the rate of interest payable in respect of such Letter of Credit or such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Letter of Credit or such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Letters of Credit or other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.14.    USA Patriot Act. Each Lender hereby notifies the Company and each other Account Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Account Party, which information includes the name and address of each Account Party and other information that will allow such Lender to identify each Account Party in accordance with the Patriot Act.
SECTION 10.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each Account Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Account Party and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Account Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Account Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Account Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Account Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Account Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Account Party or its Affiliates.  Each Account Party agrees it will not claim that any of the Administrative Agent, the Lenders or their respective Affiliates has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Account Party, in connection with any transactions contemplated hereby.
SECTION 10.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 10.17.    Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Left Lead Arranger and Left Bookrunner, the Joint Lead Arrangers and Joint Bookrunners, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Account Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Left Lead Arranger and Left Bookrunner, the Joint Lead Arrangers and Joint Bookrunners, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Account Party, that none of the Administrative Agent, the Financial Advisor and Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and the Financial Advisor and Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.18.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Account Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Account Party in the Agreement Currency, each Account Party jointly and severally agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Account Party (or to any other Person who may be entitled thereto under applicable Law).
SECTION 10.19.    Sovereign Immunity. Each Loan Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
ARTICLE XI
Nature of Obligations
SECTION 11.01.    Joint and Several Liability of the Account Parties; Cross-Guaranty.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other obligations pursuant to this Agreement (including all fees, indemnities, taxes and other obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the Account Parties. The Account Parties shall be jointly and severally liable for all obligations regardless of which Account Parties actually receive the proceeds of any Loan or the benefit of any Letter of Credit.

SECTION 11.02.    Benefit. Each Account Party agrees that the provisions of this Article XI are for the benefit of Agents and Lenders and their respective successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair as between any other Account Party and Agents or Lenders, the obligations of such other Account Party under this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address: Point House, 3 Waterloo Lane Pembroke HM 08, Bermuda Telephone: Facsimile:
THIRD POINT REINSURANCE LTD.

By: /s/ Christopher S. Coleman

Name: Christopher S. Coleman

Title: Chief Financial Officer

By: /s/ J. Robert Bredahl

Name: J. Robert Bredahl

Title: President and Chief Executive Officer

Address: Point House, 3 Waterloo Lane Pembroke HM 08, Bermuda Telephone: Facsimile:	THIRD POINT REINSURANCE (USA), LTD. By: /s/ Christopher S. Coleman Name: Christopher S. Coleman Title: Authorized Person By: /s/ J. Robert Bredahl Name: J. Robert Bredahl Title: Authorized Person

Address: Point House, 3 Waterloo Lane Pembroke HM 08, Bermuda Telephone: Facsimile:	THIRD POINT REINSURANCE COMPANY, LTD. By: /s/ Christopher S. Coleman Name: Christopher S. Coleman Title: Authorized Person By: /s/ J. Robert Bredahl Name: J. Robert Bredahl Title: Authorized Person

Signature Page to Unsecured Revolving Credit and Letter of Credit Facility Agreement
Third Point Reinsurance

SUNTRUST BANK, as Administrative Agent, LC Issuer and Lender

By: /s/ Doug Kennedy
Name: Doug Kennedy
Title: Director

Signature Page to Unsecured Revolving Credit and Letter of Credit Facility Agreement
SunTrust Bank

ROYAL BANK OF CANADA, as Lender

By: /s/ Brij Grewal
Name: Brij Grewal
Title: Authorized Signatory

Signature Page to Unsecured Revolving Credit and Letter of Credit Facility Agreement
Royal Bank of Canada

ING BANK N.V. LONDON BRANCH, as Lender

By: /s/ Carolyn Rajaratnam
Name: Carolyn Rajaratnam
Title: Director

By: /s/ Alan Prosser
Name: Alan Prosser
Title: Vice President

Signature Page to Unsecured Revolving Credit and Letter of Credit Facility Agreement
ING Bank N.V. London Branch

SCHEDULES
TO
UNSECURED REVOLVING CREDIT
AND
LETTER OF CREDIT FACILITY AGREEMENT

SCHEDULE 3.11

Commitment Schedule

Lender	Allocation	Percentage
SunTrust Bank	$66,666,666.68	33.3%
Royal Bank of Canada	$66,666,666.66	33.3%
ING Bank N.V. London Branch	$66,666,666.66	33.3%

SCHEDULE 3.12

Third Point Reinsurance Ltd.

Subsidiaries

Entity Name	Jurisdiction	Direct Ownership	% of Ownership	Significant Subsidiary
Third Point Reinsurance Company Ltd.	Bermuda	Third Point Reinsurance Ltd.	100%	Yes

Third Point Re Marketing (UK) Limited.	United Kingdom	Third Point Reinsurance Ltd.	100%	No

Third Point Reinsurance (USA) Ltd.	Bermuda	Third Point Re (USA) Holdings Inc.	100%	Yes

Third Point Re (UK) Holdings Ltd.	United Kingdom	Third Point Reinsurance Ltd.	100%	No

Third Point Re (USA) Holdings Inc.	Delaware	Third Point Re (UK) Holdings Ltd.	100%	No

SCHEDULE 3.13

Capitalization

None.

SCHEDULE 3.14

Existing Indebtedness

Third Point Reinsurance Holdings (USA) Inc. has outstanding debt obligations consisting of an aggregate principal amount of $115.0 million of senior unsecured notes (the “Notes”) due February 13, 2025.  The Notes bear interest at 7.0% and interest is payable semi-annually on February 13 and August 13 of each year. The Notes are fully and unconditionally guaranteed by Third Point Reinsurance Ltd. and, in certain circumstances specified in the indenture governing the Notes, certain existing or future subsidiaries of the Company may be required to guarantee the Notes.

SCHEDULE 6.03

Existing Liens

Third Point Reinsurance Company Ltd. (the “Company”)

1.
Pledge and Security Agreement dated 26 August 2016 bearing serial number 43951 registered against the Company with the Registrar of Companies in Bermuda on 2 September 2016 and naming Lloyds Bank PLC as the person entitled to the charge.

2.
All Party Endorsement dated 9 January 2015 bearing serial number 42091 registered against the Company with the Registrar of Companies in Bermuda on 13 February 2015 and naming BNP Paribas Dublin Branch, in its capacity as Administrative Agent as the person entitled to the charge.

3.	Pledge Agreement dated 3 January 2012 granted by the Company in favour of Citibank N.A., London Branch

Third Point Reinsurance (USA) Ltd. (“Third Point USA”)

1.
1992 Master ISDA Agreement and Schedule dated 17 February 2016 bearing serial number 43403 registered against Third Point USA with the Registrar of Companies in Bermuda on 22 March 2016 and naming BNP Paribas as the person entitled to the charge.

2.
Security Agreement (Cash) dated 18 December 2015 bearing serial number 43278 registered against Third Point USA with the Registrar of Companies in Bermuda on 5 February 2016 and naming Citibank Europe plc as the person entitled to the charge.

3.
Pledge and Security Agreement dated 26 August 2016 bearing serial number 43950 registered against the Company with the Registrar of Companies in Bermuda on 2 September 2016 and naming Lloyds Bank PLC as the person entitled to the charge.

SCHEDULE 6.09

Existing Affiliate Transactions

•	Warrant Agreements with each of KEP TP Holdings, L.P., KIA TP Holdings, L.P., P RE Opportunities Ltd.

SCHEDULE 6.12

Existing Intercompany Agreements and Arrangements

None.

SCHEDULE 6.16

Existing Investments

None.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]

3.    Account Parties: Third Point Reinsurance Company Ltd. And Third Point Reinsurance (USA) Ltd.
4.    Administrative Agent: SunTrust Bank, as the Administrative Agent under the Credit Agreement.
5.    Credit Agreement: Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Account Parties, Third Point Reinsurance Ltd., certain Lenders from time to time parties thereto (the “Lenders”), and SunTrust Bank, as Administrative Agent, LC Issuer and Fronting Lender.

6.    Assigned Interest:

Aggregate Amount of Commitment/Letter of Credit Exposure for all Lenders
(Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date)
	Amount of Commitment/Letter of Credit Exposure Assigned (Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date)	Percentage Assigned of Commitment/ Letter of Credit Exposure (Set forth, to at least 9 decimals, as a percentage of the Commitment/Letter of Credit Exposure of all Lenders thereunder.)	CUSIP/ Number
$	$	%
$	$	%
$	$	%

[7.    Trade Date: _______________] (To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.)
8.    Effective Date: ________________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR:
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE:
[NAME OF ASSIGNEE]
By:

Title:

[Consented to and] (To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement) Accepted:
SUNTRUST BANK,
as Administrative Agent

By:
Title:

[Consented to:] (To be added only if the consent of the Account Party is required by the terms of the Credit Agreement).
THIRD POINT REINSURANCE, LTD.
By:
Title:

ANNEX 1 to Assignment and Assumption
Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018, among Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd., Third Point Reinsurance (USA) Ltd., certain Lenders from time to time parties thereto, and SunTrust Bank, as Administrative Agent and an LC Issuer
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
2.Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Ineligible Institution under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) if it is not already a Lender under the Credit Agreement, it will attach to this Assignment and Assumption a duly completed Administrative Questionnaire in the form provided by the Administrative Agent and (iii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.Effect of Assignment. Upon delivery of a fully executed Assignment and Assumption to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement, and to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents, but Section 2.06, 2.12, 2.24, 2.25, and 10.03 of the Credit Agreement shall continue to be in effect with respect to such Assignor with respect to facts and circumstances occurring prior to the Effective Date and subject to its obligations hereunder and under Section 10.12 of the Credit Agreement.

4.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B
FORM OF BORROWING REQUEST
Ladies and Gentlemen:
Reference is made to that certain Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda, Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda, the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer.
The undersigned Account Party hereby requests a borrowing of Loans, as follows:
1.    In the principal amount of $________.
2.    On ________, 20__ (a Business Day).
3.    Comprised of [ABR] [Eurodollar] Loans
4.    [With an Interest Period of ___ months.] (Applicable for Eurodollar Borrowings) only.
5.    The Borrower’s account to which funds are to be disbursed is:
Account Number: __________
Location:_________________
This Borrowing Request and the borrowing requested herein comply with (x) Section 2.18 and (y) all of the conditions set forth in Section 4.02 of the Credit Agreement.
[NAME OF ACCOUNT PARTY]
By: ___________________________
Name:
Title:

EXHIBIT D
FORM OF NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$____________                                    New York, New York
[DATE]
FOR VALUE RECEIVED, the undersigned, Third Point Reinsurance Company Ltd., a company formed under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company formed under the laws of Bermuda (collectively, the “Account Parties”, and each and “Account Party”), hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) or its registered assigns at the Applicable Lending Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Commitment Expiration Date as to the Loans evidenced hereby, the principal amount of (a) ________ DOLLARS ($_____), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Account Parties pursuant to Sections 2.16 and 2.17 of the Credit Agreement. The Account Parties further agree to pay interest in like money at such Applicable Lending Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Account Parties in respect of the Loan.
This Note (a) is one of the Notes referred to in the Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd., Third Point Reinsurance (USA) Ltd., the Lenders parties thereto, and SunTrust Bank, as Administrative Agent and an LC Issuer, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.
Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may be declared to be or may otherwise become, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive all requirements as to diligence, presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Account Parties have caused this Note to be executed and delivered by its duly authorized officer as of the date and at the place set forth above.
THIRD POINT REINSURANCE COMPANY LTD.
By:
Name:
Title:
THIRD POINT REINSURANCE (USA) LTD.
By:
Name:
Title:

EXHIBIT E
FORM OF INTEREST ELECTION REQUEST
Ladies and Gentlemen:
Reference is made to that certain Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda, Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda, the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer.
Pursuant to Section 2.20 of the Credit Agreement, the undersigned Account Party hereby requests to convert or continue Loans as follows:

1.	In the aggregate principal amount of $________.

2.	On ________, 20__ (a Business Day).

3.	Borrowing being converted/continued:

4.	Nature and amount of conversion/continuation
[  ] a.    $[•] Conversion of ABR Loans to Eurodollar Loans
[  ] b.    $[•] Conversion of Eurodollar Loans to ABR Loans
[  ] c.    $[•] Continuation of Eurodollar Loans as such

5.	If Loans are being continued as or converted to Eurodollar Loans, the duration of the new Interest Period that commences on the conversion/continuation date: [__] [weeks][month(s)]

[NAME OF ACCOUNT PARTY]
By:
Name:
Title:

EXHIBIT F
FORM OF LETTER OF CREDIT REQUEST
Dated [__]
SunTrust Bank, as Administrative Agent for the Lenders
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
[Insert name and address of LC Issuer.]
Ladies and Gentlemen:
Reference is made to that certain Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda, Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda, the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer. Pursuant to Section 2.04 of the Credit Agreement, we hereby request that _______    [Insert name of LC Issuer.], in its individual capacity as an LC Issuer under the Credit Agreement, issue an irrevocable [several] [fronted] Letter of Credit for the account of the undersigned on _______    [Date of Issuance which shall be at least (x) three Business Days in respect of Fronted Letters of Credit and (y) five Business Days in respect of Several Letters of Credit, in each case, from the date hereof.] (the “Date of Issuance”) in an aggregate stated amount of _______    [Insert aggregate initial Stated Amount of the Letter of Credit which shall not be less than $50,000.00.].
For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.
The beneficiary of the Letter of Credit will be _______    [Insert full name and address of the beneficiary of the Letter of Credit.], and such Letter of Credit will be in support of _______    [Insert description of Letters of Credit Supportable Obligations.] and will have a stated expiration date of _______    [Insert last date upon which drafts may be presented as provided in Section 2.03(a)(iv) of the Credit Agreement.].
We hereby certify that:
(1)    The representations and warranties contained in the Credit Agreement (excluding those set forth in Section 3.09(b) of the Credit Agreement) will be true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(2)    No Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.
(3)    All of the applicable conditions set forth in Section 2.03(a) and (b) of the Credit Agreement shall have been satisfied.
[INSERT NAME OF ACCOUNT PARTY]
By:_________________________________
Name:
Title:

EXHIBIT G-1-1
FORM OF CLOSING CERTIFICATE
[Date]
This Closing Certificate is delivered pursuant to Section 4.01(c)(i) of the Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda (the “Company”), Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda (together with Third Point Reinsurance Company Ltd., the “Account Parties”), the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer.
The undersigned [___] [Insert title of Authorized Officer.] of the Company hereby certifies, as of the date first written above, to the Administrative Agent and the Lenders on behalf of the Company and the Account Parties as follows:

1.	Since December 31, 2017, nothing shall have occurred which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

2.
No actions, suits or proceedings by any entity (private or governmental) is pending against the Company or any of its Significant Subsidiaries (i) with respect to the Credit Agreement or the Transaction or (ii) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

3.
On the date hereof, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date have been obtained and remain in full force and effect.

4.
The Company and its Significant Subsidiaries have no outstanding preferred stock or Indebtedness for borrowed money except preferred stock or Indebtedness set forth on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).

5.
No Default or Event of Default has occurred and is continuing, and all representations and warranties made by the Company and each Account Party contained in the Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.
Attached hereto as Exhibit A are true, accurate and complete copies of each of the Company’s and the Account Parties’ certificate of incorporation (or similar document) and all amendments thereto, in full force and effect as of the date hereof, certified by applicable governmental agency.

7.	Attached hereto as Exhibit B are true, accurate and complete copies of each of the Company’s and the Account Parties’ bye-laws, in full force and effect as of the date hereof.

8.
Attached hereto as Exhibit C are true, accurate and complete copies of all of the resolutions adopted by the Board of Directors of each of the Company and the Account Parties approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party on the date hereof, and the transactions contemplated thereby. Such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof.

9.
Attached hereto as Exhibit D are true, complete and correct copies of the good-standing certificates (or local equivalent thereof) for each of the Company and the Account Parties from the jurisdiction of its organization.

10.
The persons whose names appear on Exhibit E annexed hereto are duly elected, qualified and acting officers of the Company and each of the respective Account Parties occupying the offices set forth next to their respective names, and the signatures set forth next to their respective names are their true specimen signatures, and each such officer is duly authorized to execute and deliver on behalf of the Company or the respective Account Party the Loan Documents to which it is a party and to act as a responsible officer on behalf of the Company or the respective Account Parties, as applicable, under such documents.

THIRD POINT REINSURANCE LTD.

By: ___________________________
Name:
Title:

EXHIBIT G-1-2
FORM OF CLOSING CERTIFICATE
[Date]
This Closing Certificate is delivered pursuant to Section 4.01(c)(i) of the Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda (the “Company”), Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda (together with Third Point Reinsurance Company Ltd., the “Account Parties”), the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer.
The undersigned [___] [Insert title of Authorized Officer.] of the Company hereby certifies, as of the date first written above, to the Administrative Agent and the Lenders on behalf of the Company and the Account Parties as follows:

11.	Since December 31, 2017, nothing shall have occurred which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

12.
No actions, suits or proceedings by any entity (private or governmental) is pending against the Company or any of its Significant Subsidiaries (i) with respect to the Credit Agreement or the Transaction or (ii) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

13.
On the date hereof, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date have been obtained and remain in full force and effect.

14.
The Company and its Significant Subsidiaries have no outstanding preferred stock or Indebtedness for borrowed money except preferred stock or Indebtedness set forth on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).

15.
No Default or Event of Default has occurred and is continuing, and all representations and warranties made by the Company and each Account Party contained in the Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

16.
Attached hereto as Exhibit A are true, accurate and complete copies of each of the Company’s and the Account Parties’ certificate of incorporation (or similar document) and all amendments thereto, in full force and effect as of the date hereof, certified by applicable governmental agency.

17.	Attached hereto as Exhibit B are true, accurate and complete copies of each of the Company’s and the Account Parties’ bye-laws, in full force and effect as of the date hereof.

18.
Attached hereto as Exhibit C are true, accurate and complete copies of all of the resolutions adopted by the Board of Directors of each of the Company and the Account Parties approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party on the date hereof, and the transactions contemplated thereby. Such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof.

19.
Attached hereto as Exhibit D are true, complete and correct copies of the good-standing certificates (or local equivalent thereof) for each of the Company and the Account Parties from the jurisdiction of its organization.

20.
The persons whose names appear on Exhibit E annexed hereto are duly elected, qualified and acting officers of the Company and each of the respective Account Parties occupying the offices set forth next to their respective names, and the signatures set forth next to their respective names are their true specimen signatures, and each such officer is duly authorized to execute and deliver on behalf of the Company or the respective Account Party the Loan Documents to which it is a party and to act as a responsible officer on behalf of the Company or the respective Account Parties, as applicable, under such documents.

THIRD POINT REINSURANCE COMPANY LTD.

By: ___________________________
Name:
Title:

EXHIBIT G-1-3
FORM OF CLOSING CERTIFICATE
[Date]
This Closing Certificate is delivered pursuant to Section 4.01(c)(i) of the Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July 31, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Third Point Reinsurance Ltd., a company organized under the laws of Bermuda (the “Company”), Third Point Reinsurance Company Ltd., a company organized under the laws of Bermuda, and Third Point Reinsurance (USA) Ltd., a company organized under the laws of Bermuda (together with Third Point Reinsurance Company Ltd., the “Account Parties”), the Lenders parties thereto, and SunTrust Bank as Administrative Agent and an LC Issuer.
The undersigned [___] [Insert title of Authorized Officer.] of the Company hereby certifies, as of the date first written above, to the Administrative Agent and the Lenders on behalf of the Company and the Account Parties as follows:

21.	Since December 31, 2017, nothing shall have occurred which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

22.
No actions, suits or proceedings by any entity (private or governmental) is pending against the Company or any of its Significant Subsidiaries (i) with respect to the Credit Agreement or the Transaction or (ii) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

23.
On the date hereof, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date have been obtained and remain in full force and effect.

24.
The Company and its Significant Subsidiaries have no outstanding preferred stock or Indebtedness for borrowed money except preferred stock or Indebtedness set forth on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).

25.
No Default or Event of Default has occurred and is continuing, and all representations and warranties made by the Company and each Account Party contained in the Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

26.
Attached hereto as Exhibit A are true, accurate and complete copies of each of the Company’s and the Account Parties’ certificate of incorporation (or similar document) and all amendments thereto, in full force and effect as of the date hereof, certified by applicable governmental agency.

27.	Attached hereto as Exhibit B are true, accurate and complete copies of each of the Company’s and the Account Parties’ bye-laws, in full force and effect as of the date hereof.

28.
Attached hereto as Exhibit C are true, accurate and complete copies of all of the resolutions adopted by the Board of Directors of each of the Company and the Account Parties approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party on the date hereof, and the transactions contemplated thereby. Such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof.

29.
Attached hereto as Exhibit D are true, complete and correct copies of the good-standing certificates (or local equivalent thereof) for each of the Company and the Account Parties from the jurisdiction of its organization.

30.
The persons whose names appear on Exhibit E annexed hereto are duly elected, qualified and acting officers of the Company and each of the respective Account Parties occupying the offices set forth next to their respective names, and the signatures set forth next to their respective names are their true specimen signatures, and each such officer is duly authorized to execute and deliver on behalf of the Company or the respective Account Party the Loan Documents to which it is a party and to act as a responsible officer on behalf of the Company or the respective Account Parties, as applicable, under such documents.

THIRD POINT REINSURANCE (USA) LTD.

By: ___________________________
Name:
Title:

EXHIBIT G-2
FORM OF OFFICER’S COMPLIANCE CERTIFICATE
THIS CERTIFICATE is delivered pursuant to the Unsecured Revolving Credit and Letter of Credit Facility Agreement, dated as of July [__], 2018 (the “Credit Agreement”), among Third Point Reinsurance Ltd. (the “Company”), Third Point Reinsurance Company, Ltd. and Third Point Reinsurance (USA) Ltd. (the “Account Parties,” and together with the Company, the “Credit Parties”), the Lenders from time to time parties thereto, and SunTrust Bank, as Administrative Agent, and an LC Issuer. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.
The undersigned hereby certifies that:
1.    [He][She] is a duly elected _______________ of the Company. [NTD: Credit Agreement requires signature of the chief executive officer, chief financial officer, treasurer or controller of the Company.]
2.    Accompanying this Certificate are copies of the financial statements as of _____________, [and for the fiscal quarter and portion of the fiscal year then ended][and for the fiscal year then ended], required to be delivered under Section [5.01(a)] [5.01(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with the requirements of Section [5.01(a)] [5.01(b)].
3.    The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements.
4.    The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default as of the date of this Certificate[, except as set forth below]
[Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default and the action that the Credit Parties have taken or propose to take with respect thereto.]
5.    Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 6.10 and Section 6.11 of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.
6.    The financial strength rating from A.M. Best of the Account Parties and each other Regulated Insurance company is [__]. The minimum financial strength rating from A.M. Best pursuant to Section 6.14 of the Credit Agreement is [A-][B++] [Prior to [November 30, 2018], insert A- and thereafter insert B++.].
7.    The Regulated Insurance Companies have maintained adequate reserves.
8.    [There have been no change in GAAP or in the application thereof has occurred since December 31, 2017]/[The following changes in GAAP or in the applicable thereof has occurred since December 31, 2017 and the effect of such change on the financial statements accompanying this certificate is:]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the     day of    , 201_.
THIRD POINT REINSURANCE LTD.
By:
Name:
Title:

ATTACHMENT A COVENANT COMPLIANCE WORKSHEET

A.	Consolidated Indebtedness to Consolidated Total Capital (From the definition of the term “Leverage Ratio” in the Credit Agreement)
(1)	Consolidated Indebtedness of the Company and its Subsidiaries as of the date of determination	$_____
(2)	Consolidated Total Capital as of the date of determination
	(a) Consolidated Indebtedness as of the date of determination	$_____
	(b) plus: Consolidated Net Worth as of the date of determination	$_____
(3)	Consolidated Indebtedness to Consolidated Total Capital	$_____
(4)	Maximum Leverage Ratio as of the date of determination	0.35:1.00
B.	Minimum Consolidated Net Worth (Section 6.11 of the Credit Agreement)
(1)	Consolidated Net Worth of the Parent and its Subsidiaries as of the date of determination:	$_____
(2)	Minimum Consolidated Net Worth Amount	$_____
(a)	(i) Fixed amount as of the Closing Date	$_____
	(ii) Plus: 25% of Net Income for the fiscal quarter ending on the date of determination	$_____
(iii)
Plus: 25% of the aggregate increases in the consolidated shareholders’ equity of the Company during such fiscal quarter by reason of the issuance and sale of common Equity Interests of the Company, including upon any conversion of debt securities of the Company into such Equity Interest
$_____
(b)	Minimum Consolidated Net Worth (Sum of Line (2)(a)(i), Line 2(a)(ii) and Line (2)(a)(iii))	$_____

EXHIBIT H [STRH LOC Department to confirm.]
FORM OF SEVERAL LETTER OF CREDIT
Issue Date     Clean,
Irrevocable Stand By Letter of Credit No.:
To Beneficiary: (Name)
(Address)
Dear Sir or Madam:
The banks and financial institutions set forth in Schedule 1 hereto (the “Lenders”) hereby open this clean, unconditional and irrevocable for the term hereof Several Letter of Credit in your favor as beneficiary (the “Beneficiary”) through SunTrust Bank, acting as issuing agent (in such capacity, the “Issuing Agent”) for the Lenders (this “Letter of Credit”) in the aggregate amount of U.S. [$___], effective immediately. This Letter of Credit is issued, presentable and payable at the Issuing Agent’s office located at 245 Peachtree Center Avenue, 17th Floor (Mail Code 3708), Atlanta, GA 30303, Attn: Letter of Credit and Trade Services, at [__] time, and expires at close of business on __________________ (the “Expiration Date”, as such date may be extended as set forth below). Please direct all telephone inquiries to 800-951-7847 Option 3.
The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. The term “Business Day” means a day which is not a Saturday, Sunday, legal holiday or any other day on which banking institutions in [__] or the city in which the payment office of the Issuing Agent is located are required by law to be closed.
The Lenders hereby severally undertake to promptly honor your sight draft(s) drawn on us, duly endorsed by the Beneficiary expressly specifying the Letter of Credit No. ___________ for all or any part of this credit if presented at the Issuing Agent’s office specified in the first paragraph hereof, on a Business Day on or prior to the Expiration Date, as such date may be extended.
Each of the Lenders agrees, for itself alone and not jointly with any other Lender, to promptly honor a draft drawn by you and presented to the Issuing Agent at its office address, set forth above, in an amount not to exceed the aggregate amount available to be drawn hereunder multiplied by such Lender’s percentage obligation as set forth on Schedule 1 to this Letter of Credit (the “Percentage Obligations”) and in accordance with the terms and conditions hereinafter set forth. The obligations of the Lenders hereunder shall be several and not joint, and multiple draws shall be available under this Letter of Credit. Upon the transfer by a Lender to the Issuing Agent for your account of the amount specified in a draft drawn on such Lender hereunder, such Lender shall be fully discharged of its obligations under this Letter of Credit with respect to such draft, such Lender shall not be obligated thereafter to make any further payments under this Letter of Credit with respect to such draft, and the amount available to be drawn thereafter under this Letter of Credit shall be automatically and permanently reduced by an amount equal to the amount of such draft. The failure of any Lender to make funds available to the Issuing Agent for payment under this Letter of Credit shall not relieve any other Lender of its obligation hereunder to make funds available to the Issuing Agent. Neither the Issuing

Agent nor any Lender shall be responsible for the failure of any other Lender to honor its share of any drawings hereunder or to make funds available to the Issuing Agent. [The obligations of [Non-NAIC Approved Bank] under this Letter of Credit are confirmed by [NAIC-Approved Bank] pursuant to the confirmation attached hereto as Schedule 2 (the “Confirmation”).] [Include in Letters of Credit with respect to which a Limited Fronting Lender has agreed to act as such in accordance with the Credit Agreement on behalf on a Non-NAIC Approved Bank. This Exhibit H assumes that the Issuing Agent acts as issuing agent on behalf of the confirming NAIC- Approved Bank. If not, additional provisions will need to be added to the Letter of Credit].
Except to the extent the amount of this Letter of Credit may be increased, this Letter of Credit cannot be modified or revoked without your written consent; provided that this Letter of Credit may be amended to delete a Lender or add a Lender or change Percentage Obligations so long as such amendment does not decrease the amount of this Letter of Credit, and need only be signed by the Issuing Agent so long as any Lender added shall be listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the securities valuation office of the National Association of Insurance Commissioners as issuers of letters of credit for which reinsurance reserve credit can be given and, to the extent applicable, is a “Qualified Bank” as required by New York Regulation 133.
SunTrust Bank has been appointed by the Lenders to act as, has been granted the authority by the Lenders to act as, and has been irrevocably granted a power of attorney by the Lenders to act as Issuing Agent for the Lenders obligated under this Letter of Credit. As Issuing Agent, SunTrust Bank has full power of attorney from such Lenders to act on their behalf hereunder to (i) execute and deliver this Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by you hereunder, (iii) determine whether such drafts, demands and documents are in compliance with the terms of this Letter of Credit, and (iv) notify the Lenders that a valid drawing has been made and the date that the related payment under this Letter of Credit is to be made. It is understood that the Issuing Agent shall be responsible for the payment to you of such funds as have been made available to it by the Lenders pursuant to your draw but shall not have any other obligation or liability for any payment under this Letter of Credit.
This Letter of Credit will be automatically extended without amendment for a one year period upon the Expiration Date and upon each anniversary of such date, unless at least [thirty (30)] [sixty (60)] [To be sixty (60) days if a Non-NAIC Approved Bank is a Lender and Beneficiary needs credit for reinsurance in New York]. days prior to such Expiration Date, or prior to any anniversary of such date, we notify you in writing by registered mail or courier that we elect not to so extend this Letter of Credit.
Upon receipt by you of our notice of election not to extend this Letter of Credit, you may draw hereunder by your sight draft(s) drawn on us and bearing the clause “Drawn under Credit No.    .”
This Letter of Credit sets forth in full the terms of the Issuing Agent’s undertaking and of each Lender’s undertaking and is not subject to any qualification outside this Letter of Credit. Such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument.
All bank charges and commissions incurred in this transaction are for the applicant’s account.
We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to the Issuing Agent. The obligation of the Issuing Agent and of each Lender under this Letter of Credit is the individual obligation of the Issuing Agent and each Lender, respectively, and is in no way contingent upon reimbursement with respect thereto.

Except as otherwise expressly stated herein, this Letter of Credit is subject to and governed by the Laws of the State of New York and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit [or the Confirmation thereof] expires during an interruption of business as described in Article 36 of said I.C.C. publication, each Lender hereby specifically agrees on a several, but not joint, basis to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business from such interruption.

Signature         Title
SunTrust Bank
as Issuing Agent to the
Lenders set forth in Schedule 1
to this Several Letter of Credit

SCHEDULE 1

LENDER	PERCENTAGE OBLIGATION
SunTrust Bank	[__]%
[Royal Bank of Canada]	[__]%
[ING Bank N.V.]	[__]%

SCHEDULE 2
[FORM OF CONFIRMATION OF SEVERAL LETTER OF CREDIT
IRREVOCABLE STANDBY LETTER OF CREDIT NO. ________
SUNTRUST BANK, ISSUING AGENT
TO: (Beneficiary)
We hereby confirm for the account of [Non-NAIC Approved Bank] a party to the enclosed irrevocable Several Letter of Credit No. _____________ and amendments thereto (the “Several Letter of Credit”), if any, issued in favor of the aforesaid addressee (“Beneficiary”) by [Non-NAIC Approved Bank] for drawings up to United States $______________ effective immediately. This confirmation is issued, presentable and payable at the offices of SunTrust Bank, as Issuing Agent at 245 Peachtree Center Avenue, 17th Floor (Mail Code 3708), Atlanta, GA 30303, Attn: Letter of Credit and Trade Services and expires with our close of business on _______________, 20__.
The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receive or conservator.
We hereby undertake to promptly honor your sight draft(s) drawn as specified in, and subject to the terms of, the Several Letter of Credit on behalf of [Non-NAIC Approved Bank] and presented at the office specified in paragraph one on or before the expiry date of this confirmation or any automatically extended expiry date.
Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of [confirming bank] under this Confirmation is the individual obligation of [confirming bank], and is in no way contingent upon reimbursement with respect thereto.
This Confirmation will be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, to the extent that the Several Letter of Credit has been similarly extended, [Confirmation should automatically terminate if underlying LC expires]. unless [30] [60] [Sixty (60) is required if the Beneficiary needs credit for reinsurance in New York] days prior to any expiration date we shall notify you by registered mail or courier that we elect not to consider this Confirmation renewed for any such additional period.
This Confirmation is subject to and governed by the laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the laws of the State of New York will control.
Very truly yours,
_______________________
[NAIC-Approved Bank] [Include in Letters of Credit with respect to which a Limited Fronting Lender has agreed to act as such in accordance with the Credit Agreement on behalf of a Non-NAIC Approved Bank.]

EXHIBIT I-1.
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July [__], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Third Point Reinsurance Ltd. (the “Parent”), Third Point Reinsurance Company Ltd. (“TPRC”), Third Point Reinsurance (USA) Ltd. (“TPUSA”, and together with TPRC, the “Account Parties”)(the “Parent,” together with the Account Parties, the “Credit Parties”), the lenders party thereto (the “Lenders”) and SunTrust Bank, as agent (the “Agent”).
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Credit Parties as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Credit Parties with a certificate of its non-U.S. Person status on IRS Form W8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Credit Parties and the Agent, and (2) the undersigned shall have at all times furnished the Credit Parties and the Agent, to the extent it is legally able to do so, with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date:    , 20

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July [__], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Third Point Reinsurance Ltd. (the “Parent”), Third Point Reinsurance Company Ltd. (“TPRC”), Third Point Reinsurance (USA) Ltd. (“TPUSA”, and together with TPRC, the “Account Parties”)(the “Parent,” together with the Account Parties, the “Credit Parties”), the lenders party thereto (the “Lenders”) and SunTrust Bank, as agent (the “Agent”).
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Credit Parties as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:    , 20

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July [__], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Third Point Reinsurance Ltd. (the “Parent”), Third Point Reinsurance Company Ltd. (“TPRC”), Third Point Reinsurance (USA) Ltd. (“TPUSA”, and together with TPRC, the “Account Parties”)(the “Parent,” together with the Account Parties, the “Credit Parties”), the lenders party thereto (the “Lenders”) and SunTrust Bank, as agent (the “Agent”).
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Credit Parties as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:    , 20

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July [__], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Third Point Reinsurance Ltd. (the “Parent”), Third Point Reinsurance Company Ltd. (“TPRC”), Third Point Reinsurance (USA) Ltd. (“TPUSA”, and together with TPRC, the “Account Parties”)(the “Parent,” together with the Account Parties, the “Credit Parties”), the lenders party thereto (the “Lenders”) and SunTrust Bank, as agent (the “Agent”).
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Commitment, (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Credit Party within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Credit Parties as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Account Party with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Credit Parties and the Agent, and (2) the undersigned shall have at all times furnished the Credit Parties and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name
Title:
Date:    , 20

EXHIBIT J
FORM OF LIMITED FRONTING LENDER AGREEMENT
, 20
[Name of Fronting Lender]
[Address]
Ladies and Gentlemen:
Reference is made to the Unsecured Revolving Credit and Letter of Credit Facility Agreement dated as of July 31, 2018 (as amended, restated, supplemented and otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd., Third Point Reinsurance (USA) Ltd., the Lenders party thereto, and SunTrust Bank, as Administrative Agent for the Lenders and an LC Issuer. Capitalized terms used but not otherwise defined herein have the same meaning as in the Credit Agreement.
The undersigned (the “Non-NAIC Approved Bank”) is a Lender under the Credit Agreement in respect of Several Letters of Credit but is not on the date hereof a bank listed on the most current NAIC Qualified Institution List. Accordingly, in order to be a Lender for the purposes of the Several Letters of Credit to be issued under the Credit Agreement, the Non-NAIC Approved Bank hereby requests that you act as a Limited Fronting Lender with respect to the Non-NAIC Approved Bank for the purposes of the Credit Agreement and each Several Letter of Credit that is issued thereunder.
By your signature below, you undertake that any draft drawn under and in strict compliance with the terms of any Several Letter of Credit for which the Non-NAIC Approved Bank has an obligation under the Credit Agreement will be duly honored by you as if, and to the extent, you were originally named on such Several Letter of Credit in place of the Non-NAIC Approved Bank. Notwithstanding the foregoing, your liability as a Limited Fronting Lender for the undersigned Non-NAIC Approved Bank under all Several Letters of Credit at any one time issued and outstanding under the Credit Agreement by, or on behalf of, the undersigned Non-NAIC Approved Bank shall be limited to an amount equal to the Non-NAIC Approved Bank’s Applicable Percentage of the aggregate Commitments in effect under the Credit Agreement in effect on the date hereof (an amount equal to $[___]), as such amount may be increased after the date hereof with your prior written consent. For the avoidance of doubt, the foregoing limitation shall not be deemed to be a limitation on your liability for any of your several obligations under the Credit Agreement unrelated to your acting as a Limited Fronting Lender for the undersigned Non-NAIC Approved Bank. In addition, you hereby irrevocably appoint and designate the Issuing Agent, acting through any duly authorized officer of SunTrust Bank, to execute and deliver, at any time prior to the Commitment Expiration Date in effect on the date of this letter agreement, in your name and on your behalf each Several Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement. You agree that, promptly upon the request of the Issuing Agent, you will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Several Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act for you in connection with the execution and delivery of such Several Letter of Credit.
In consideration of the foregoing, the Non-NAIC Approved Bank agrees that if you shall make any payment or disbursement in respect of any Several Letter of Credit, the Non-NAIC Approved Bank shall reimburse you by paying to you an amount equal to the amount of the payment or disbursement made by you as Limited Fronting Lender on behalf of such Non-NAIC Approved Bank under such Several Letter of

Credit, such payment to be made prior to 1:00 P.M., New York City time, on (i) the Business Day that the Non-NAIC Approved Bank receives notice of such payment or disbursement, if such notice is received prior to 10:00 A.M., New York City time, or (ii) the Business Day immediately following the day that the Non-NAIC Approved Bank receives such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 A.M., New York City time, on a Business Day. The Non-NAIC Approved Bank’s obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.01 of the Credit Agreement (or of any analogous event or circumstance relating to the Non-NAIC Approved Bank).
If any payment or disbursement in respect of any Several Letter of Credit is made by you as Limited Fronting Lender on behalf of such Non-NAIC Approved Bank under such Several Letter of Credit, then, unless the Non-NAIC Approved Bank shall reimburse the amount of such payment or disbursement to you in full on the date such payment or disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such payment or disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Effective Rate to but excluding the earlier of the date of reimbursement and the date that is three Business Days after such payment or disbursement and (ii) from and including the date that is three Business Days after such payment or disbursement to but excluding the date of reimbursement, 2.00% per annum plus the Federal Funds Effective Rate.
Notwithstanding anything to the contrary contained herein or in the Credit Agreement, during any period in which you act as a Limited Fronting Lender for the Non-NAIC Approved Bank pursuant to this letter agreement, the Letter of Credit Fee payable to such Non-NAIC Approved Bank in respect of any Several Letter of Credit shall be reduced by [__]% per annum, and you shall receive the amount of such reduction from the Account Parties for your own account as a fronting fee.
This letter agreement shall be governed by and construed in accordance with the law of the State of New York. The jurisdiction and service of process provisions in Section 10.15 of the Credit Agreement and the waiver of jury trial provisions of Section 10.16 of the Credit Agreement are incorporated herein by reference mutatis mutandis.
[Signatures are on the next page.]

Please indicate your acceptance of the foregoing terms and conditions by signing the three enclosed copies of this letter agreement and returning (a) one such signed copy to the Non-NAIC Approved Bank at the address indicated above and (b) one such signed copy to the Administrative Agent.
[NAME OF NON-NAIC APPROVED BANK]
By
Title:
AGREED AS AFORESAID:
[NAME OF LIMITED FRONTING LENDER]
By
Title: